UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Apache Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

APACHE CORPORATION
One Post Oak Central
2000 Post Oak Boulevard, Suite 100
Houston, Texas 77056-4400
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS OF APACHE CORPORATION:

The 2008 annual meeting of stockholders of Apache Corporation, a Delaware corporation, will be held on Thursday, May 8, 2008, at 10:00 a.m. (Houston time), at the Hilton Houston Post Oak, 2001 Post Oak Boulevard, Houston, Texas, for the following purposes:

1. Election of four directors to serve until the Company’s annual meeting in 2011;

2. Consideration of a stockholder proposal, if presented at the meeting; and

3.	Transaction of any other business that may properly come before the meeting or any adjournment thereof.

Holders of record of the Company’s common stock as of the close of business on March 19, 2008 are entitled to notice of, and to vote at, the annual meeting. The Company’s stock transfer books will not be closed. A complete list of stockholders entitled to vote at the annual meeting will be available for examination by any Apache stockholder at 2000 Post Oak Boulevard, Suite 100, Houston, Texas, for purposes relating to the annual meeting, during normal business hours for a period of ten days before the meeting.

It is important that your shares are represented at the meeting. We encourage you to designate the proxies named on the enclosed proxy card to vote your shares on your behalf and per your instructions. This action does not limit your right to vote in person or to attend the meeting.

By order of the Board of Directors

APACHE CORPORATION

C. L. Peper
Corporate Secretary

Houston, Texas
March 31, 2008

Proxy Statement Table of Contents

Note:	Throughout this proxy statement, references to the “stock split” relate to the two-for-one stock split of Apache common stock distributed in shares of common stock on January 14, 2004, to stockholders of record on December 31, 2003, and references to the “stock dividends” relate to the five-percent stock dividend on Apache common stock distributed in shares of common stock on April 2, 2003, to stockholders of record on March 12, 2003, and to the ten-percent stock dividend on Apache common stock distributed in shares of common stock on January 21, 2002, to stockholders of record on December 31, 2001.

APACHE CORPORATION
One Post Oak Central
2000 Post Oak Boulevard, Suite 100
Houston, Texas 77056-4400
March 31, 2008

PROXY STATEMENT

General

This proxy statement contains information about the 2008 annual meeting of stockholders of Apache Corporation. In this proxy statement “Apache” and “the Company” both refer to Apache Corporation. This proxy statement and the enclosed proxy card are being mailed to you by the Company’s board of directors starting on or about March 31, 2008.

Purpose of the Annual Meeting

At the Company’s annual meeting, stockholders will vote on the election of directors, a stockholder proposal as outlined in the accompanying Notice of Meeting, and on any other business that properly comes before the meeting. As of the date of this proxy statement, the Company is not aware of any other business to come before the meeting. There are no rights of appraisal or similar rights of dissenters arising from matters to be acted on at the meeting.

Who Can Vote

Only stockholders of record holding shares of Apache common stock at the close of business on the record date, March 19, 2008, are entitled to receive notice of the annual meeting and to vote the shares of Apache common stock they held on that date. As of February 29, 2008, there were 333,137,809 shares of Apache common stock issued and outstanding. Holders of Apache common stock are entitled to one vote per share and are not allowed to cumulate votes in the election of directors. The enclosed proxy card shows the number of shares that you are entitled to vote.

Apache currently has outstanding one series of preferred stock — the 5.68% Cumulative Preferred Stock, Series B (the “Series B Preferred Stock”). The holders of the depositary shares, each representing 1/10th of a share of Series B Preferred Stock, are not entitled to any voting rights, except under certain circumstances relating to non-payment of dividends on the Series B Preferred Stock. As of the date of this proxy statement, all dividend payments on the Series B Preferred Stock were current.

How to Vote

If your shares of Apache common stock are held by a broker, bank or other nominee (in “street name”), you will receive instructions from them on how to vote your shares.

If you hold shares of Apache common stock in your own name (as a “stockholder of record”), you may give instructions on how your shares are to be voted by:

•	using the internet voting site or the toll-free telephone number listed on the enclosed proxy card. Specific directions for using the internet and telephone voting systems are shown on the proxy card.

•	marking, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

When using internet or telephone voting, the systems verify that you are a stockholder through the use of a company number for Apache and a unique control number for you. If you vote by internet or telephone, please do not mail the enclosed proxy card.

Whichever of these methods you use to transmit your instructions, your shares of Apache common stock will be voted as you direct. If you sign and return the enclosed proxy card or otherwise designate the proxies named on the proxy card to vote on your behalf, but do not specify how to vote, your shares will be voted FOR the election of the nominees for director and AGAINST the stockholder proposal. If other matters of business not presently known are properly raised at the meeting, the proxies will vote on the matters in accordance with their best judgment.

Voting 401(k) Plan Shares

If you are an employee or former employee participating in the Apache 401(k) Savings Plan and have shares of Apache common stock credited to your plan account as of the record date, such shares are shown on the enclosed proxy card and you have the right to direct the plan trustee regarding how to vote those shares. The trustee for the 401(k) plan is Fidelity Management Trust Company.

The trustee will vote the shares in your plan account in accordance with your instructions. If you do not send instructions (by voting your shares as provided above under “How to Vote”) or if your proxy card is not received by May 6, 2008, the shares credited to your account will be voted by the trustee in the same proportion as it votes shares for which it did receive timely instructions.

Revoking a Proxy

You may revoke a proxy before it is voted by submitting a new proxy with a later date (by mail, telephone or internet), by voting at the meeting, or by filing a written revocation with Apache’s corporate secretary. Your attendance at the annual meeting with not automatically revoke your proxy.

Quorum and Votes Needed

The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares of Apache common stock outstanding on the record date will constitute a quorum, permitting the business of the meeting to be conducted. In December 2006, the Company’s bylaws were amended to provide for the election of directors by majority vote. Thus, the affirmative vote of a majority of the votes cast at the annual meeting is required for the election of directors. Similarly, for the stockholder proposal, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on such matters will be required for approval.

How the Votes are Counted

Representatives of Wells Fargo Bank, N.A. will tabulate the votes and act as inspectors of election. A properly signed proxy marked to “abstain” with respect to the election of one or more directors will be counted for quorum purposes but not for voting purposes. Such abstention does not have the effect of a vote against the election of the director or directors.

A properly signed proxy marked “abstain” with respect to the stockholder proposal will be counted for quorum purposes but not for purposes of voting to approve. Such abstention will have the effect of a vote against the stockholder proposal.

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may or may not have discretionary authority to vote certain shares of Apache common stock on a matter. Thus, if you do not give your broker or nominee specific instructions, your shares may or may not be voted on a matter to be acted upon and, if not voted, will not be counted in determining the number of shares necessary for approval. However, the shares of Apache common stock represented by such “broker non-votes” will be counted for quorum purposes.

ELECTION OF DIRECTORS
(ITEM NOS. 1-4 ON PROXY CARD)

The Company’s certificate of incorporation provides that, as near as numerically possible, one-third of the directors shall be elected at each annual meeting of stockholders. Unless directors earlier resign or are removed, their terms are for three years, and continue thereafter until their successors are elected and qualify as directors.

The present terms of directors G. Steven Farris, Randolph M. Ferlic, A. D. Frazier, Jr., and John A. Kocur will expire at the 2008 annual meeting. Mr. Farris, Dr. Ferlic, Mr. Frazier, and Mr. Kocur have been recommended by the Company’s Corporate Governance and Nominating Committee and nominated by the board of directors for election by the stockholders to an additional three-year term. If elected, Mr. Farris, Dr. Ferlic, Mr. Frazier, and Mr. Kocur will serve beginning upon election until the annual meeting of stockholders in 2011.

Unless otherwise instructed, all proxies will be voted in favor of these nominees. If one or more of the nominees is unwilling or unable to serve, the proxies will be voted only for the remaining named nominees. Proxies cannot be voted for more than four nominees. The board of directors knows of no nominee for director who is unwilling or unable to serve.

NOMINEES FOR ELECTION AS DIRECTORS

Biographical information, including principal occupation and business experience during the last five years, of each nominee for director is set forth below. Unless otherwise stated, the principal occupation of each nominee has been the same for the past five years.

Director
Since

G. STEVEN FARRIS, 59, was appointed president, chief executive officer and chief operating officer in May 2002, having been president and chief operating officer of the Company since May 1994. He was senior vice president of the Company from 1991 to 1994, and vice president – exploration and production from 1988 to 1991. Prior to joining Apache, Mr. Farris was vice president of finance and business development for Terra Resources, Inc., a Tulsa, Oklahoma oil and gas company, from 1983 to 1988. He is U.S. Chairman of the U.S.-Egypt Business Council and is a member of the Board of Visitors of M.D. Anderson Cancer Center, Houston, Texas. At Apache, Mr. Farris is a member of the Executive Committee.
1994
RANDOLPH M. FERLIC, 71, is a private investor. He retired in December 1993 from his practice as a thoracic and cardiovascular surgeon. Dr. Ferlic is the founder of Surgical Services of the Great Plains, P.C., and served as its president from 1974 to 1993. He has been a Regent of the University of Nebraska since November 2000 and was chairman of its audit committee until March 2008, at which time he became vice chairman. Dr. Ferlic serves as a director of the Nebraska Medical Center and chairman of its audit committee, as well as commissioner for the Midwestern Higher Education Compact. At Apache, he is chairman of the Audit Committee and a member of the Executive Committee.
1986
A. D. FRAZIER, JR., 63, became chairman and chief executive officer of Danka Business Systems PLC, St. Petersburg, Florida, effective March 15, 2006. He also owns and is chairman of WolfCreek Broadcasting, Inc. and was of Counsel with the law firm of Balch & Bingham LLP, Atlanta, Georgia, from January 2005 to March 2006. Mr. Frazier retired as a director, president and chief operating officer of Caremark Rx, Inc., a publicly-traded pharmacy benefit management company, in March 2004 having served in that role since August 2002. From March 2001 until August 2002, he was chairman and chief executive officer of the Chicago Stock Exchange. From October 2004 until its sale in January 2007, he was a director and chairman of the board of Gold Kist, Inc., Atlanta, Georgia, an integrated chicken production, processing and marketing company. At Apache, Mr. Frazier is a member of the Management Development and Compensation Committee and the Stock Option Plan Committee.
1997
JOHN A. KOCUR, 80, is retired from the private practice of law. He served as vice chairman of the Company’s board of directors from 1988 to 1991. Mr. Kocur was employed by the Company from 1969 until his retirement in 1991, and served as the Company’s president from 1979 to 1988. At Apache, he is chairman of the Executive Committee, a member of the Corporate Governance and Nominating Committee, and a member of the Management Development and Compensation Committee.	1977

CONTINUING DIRECTORS

Biographical information, including principal occupation and business experience during the last five years, for each continuing member of the board of directors whose term is not expiring at the 2008 annual meeting is set forth below. Unless otherwise stated, the principal occupation of each director has been the same for the past five years.

	Director	Term
	Since	Expires

FREDERICK M. BOHEN, 70, is senior advisor to the president of The Rockefeller University, following his retirement as executive vice president and chief operating officer of The Rockefeller University in November 2005, having served in those capacities from February 2002, and from 1990 through September 1999. He was senior vice president of Brown University from 1983 to 1990, and served as vice president of finance and operations at the University of Minnesota from 1981 to 1983. Mr. Bohen was with the U.S. Department of Health and Human Services as assistant secretary for management and budget from 1977 to 1981. He is a director of American Council of Learned Societies and a member of its executive committee. Mr. Bohen is also a director of the Polish American Freedom Foundation and chairman of its investment committee, a director and treasurer of the TEAK Fellowship, a not-for-profit organization that mentors and assists gifted adolescent children from disadvantaged circumstances, and non-executive chairman of the board of The Fund for Teachers, a Texas non-profit corporation. At Apache, he is chairman of the Management Development and Compensation Committee and chairman of the Stock Option Plan Committee.
	1981	2009
EUGENE C. FIEDOREK, 76, is a private investor. Formerly, he was managing director of EnCap Investments L.C., a Dallas, Texas, energy investment banking firm, from 1988 until March 1999, when EnCap was acquired by El Paso Energy. Mr. Fiedorek was the managing director of the Energy Banking Group of First RepublicBank Corp. in Dallas, Texas, from 1978 to 1988. At Apache, he is a member of the Audit Committee.	1988	2010
PATRICIA ALBJERG GRAHAM, 72, joined the Company’s board of directors in September 2002. She is the Charles Warren Professor of the History of Education Emerita at Harvard University. Dr. Graham joined the faculty of Harvard Graduate School of Education in 1974, and was its dean from 1982 to 1991. From 1991 to 2000, she served as president of the Spencer Foundation, which supports research into educational improvement. Dr. Graham is a director of Rural School Community Trust, Central European University, the Higher Education Support Sub-Board of the Open Society Institute, The Fund for Teachers, a Texas non-profit corporation, Smolny College of St. Petersburg State University, Russia, and the Josiah Macy, Jr. Foundation. At Apache, she is a member of the Corporate Governance and Nominating Committee.
	2002	2010
GEORGE D. LAWRENCE, 57, is a private investor, and joined the Company’s board of directors in May 1996. Formerly, he was president, chief executive officer and a director of The Phoenix Resource Companies, Inc. from 1990 until May 1996, when Phoenix became a wholly-owned subsidiary of Apache. Mr. Lawrence is non-executive chairman of Ucross Foundation, a Wyoming non-profit corporation, and non-executive chairman of Springboard — Educating the Future, a Texas non-profit corporation, serving in those capacities without compensation. At Apache, he is a member of the Executive Committee and the Management Development and Compensation Committee.
	1996	2009

	Director	Term
	Since	Expires

F. H. MERELLI, 71, became chairman of the board, chief executive officer, president, and a director of Cimarex Energy Co., a Denver, Colorado independent oil and gas exploration and production company, on September 30, 2002, upon the acquisition by Cimarex of Key Production Company, Inc. and the exploration and production division of Helmerich & Payne, Inc. He was chairman of the board and chief executive officer of Key from 1992 until October 2002, and served as Key’s president from 1992 to September 1999 and from March 2002 to October 2002. Formerly, Mr. Merelli served as Apache’s president and chief operating officer from 1988 to 1991. Prior to that, he was president of Terra Resources, Inc., a Tulsa, Oklahoma oil and gas company, from 1979 to 1988. At Apache, Mr. Merelli is a member of the Audit Committee and the Executive Committee.
	1997	2010
RODMAN D. PATTON, 64, joined the Company’s board of directors in December 1999. Mr. Patton has nearly 30 years experience in oil and gas investment banking and corporate finance activity, most recently serving as managing director of the Merrill Lynch Energy Group from 1993 until April 1999. Previously, he was with The First Boston Corporation (later Credit Suisse First Boston) and Eastman Dillon, Union Securities (later Blyth Eastman Dillon). Mr. Patton is a director of NuStar GP, LLC (formerly Valero GP, LLC), San Antonio, Texas, and is chairman of its audit committee and a member of its compensation committee. NuStar GP, LLC is the general partner of NuStar Energy LP (formerly Valero LP), owner and operator of crude oil and refined products pipeline, terminalling, and storage assets. At Apache, Mr. Patton is a member of the Audit Committee.
	1999	2009
CHARLES J. PITMAN, 65, joined the Company’s board of directors in May 2000. He retired from BP Amoco plc in late 1999, having served as regional president — Middle East/Caspian/Egypt/India. Prior to the merger of British Petroleum and Amoco Corporation in 1998, Mr. Pitman held a variety of executive positions at Amoco, and he is interim chairman and a non-executive director of Urals Energy Public Company Limited, an oil exploration and production company operating in Russia. Mr. Pitman served as chairman of the board of First Calgary Petroleums Ltd., an oil and gas exploration company engaged in exploration development activities in Algeria, from June 2007 until his resignation effective March 12, 2008, and was sole member of Shaker Mountain Energy Associates LLC from September 1999 to November 2007. At Apache, Mr. Pitman is chairman of the Corporate Governance and Nominating Committee.
	2000	2009
RAYMOND PLANK, 85, has been chairman of the Company’s board of directors since 1979, having served as the company’s chief executive officer from 1966 until May 2002, and president from 1954 to 1979. Mr. Plank is a trustee of Ucross Foundation, a Wyoming non-profit corporation, and founder and a director of The Fund for Teachers, a Texas non-profit corporation. He founded the Company and is a member of the Executive Committee.	1954	2010

DIRECTOR INDEPENDENCE

During 2007 and the first two months of 2008, the board of directors evaluated all business and charitable relationships between the Company and the Company’s non-employee directors (all directors other than Mr. Farris and Mr. Plank) and all other relevant facts and circumstances and, as required by the Company’s Governance Principles, determined that each such director is an independent director as defined by the standards for director independence established by applicable laws, rules, and listing standards including, without limitation, the standards for independent directors established by The New York Stock Exchange, Inc. (“NYSE”), The NASDAQ National Market (“NASDAQ”), and the Securities and Exchange Commission (“SEC”).

Subject to some exceptions, these standards generally provide that a director will not be independent if (a) the director is, or in the past three years has been, an employee of the Company; (b) a member of the director’s immediate family is, or in the past three years has been, an executive officer of the Company; (c) the director or a member of the director’s immediate family has received more than $60,000 per year in direct compensation from the Company other than for service as a director (or for a family member, as a non-executive employee); (d) the director or a member of the director’s immediate family is, or in the past three years has been, employed in a professional capacity by Ernst & Young LLP, the Company’s independent public accountants, or has worked for such firm in any capacity on the Company’s audit; (e) the director or a member of the director’s immediate family is, or in the past three years has been, employed as an executive officer of a company where an Apache executive officer serves on the compensation committee; or (f) the director or a member of the director’s immediate family is an executive officer of a company that makes payments to, or receives payments from, Apache in an amount which, in any twelve-month period during the past three years, exceeds the greater of $200,000 or two percent of the consolidated gross revenues of the company receiving the payment.

The Company’s Governance Principles require that the independent (non-management) directors meet in executive session at least twice each year and, in 2007, they met five times in executive session. Also included in the Company’s Governance Principles are the procedures by which a presiding director is chosen for each meeting of independent directors and the method established for communication of concerns to the independent directors. The Company’s governance principles are attached to this proxy statement as Appendix A and are available on the Company’s website (www.apachecorp.com).

STANDING COMMITTEES AND MEETINGS
OF THE BOARD OF DIRECTORS

The board of directors has an Audit Committee, a Management Development and Compensation (“MD&C”) Committee, a Stock Option Plan Committee, an Executive Committee, and a Corporate Governance and Nominating (“CG&N”) Committee. Actions taken by these committees are reported to the board of directors at the next board meeting. During 2007, each of the Company’s directors attended at least 75 percent of all meetings of the board of directors and committees of which they were members. All of the directors attended the Company’s 2007 annual meeting of stockholders held on May 2, 2007.

2007 MEMBERSHIP ROSTER

Name	Board		Audit		MD&C		Stock Option		Executive		CG&N
Frederick M. Bohen	✓				✓	*	✓	*
G. Steven Farris	✓								✓
Randolph M. Ferlic	✓		✓	*					✓
Eugene C. Fiedorek	✓		✓
A. D. Frazier, Jr.	✓				✓		✓
Patricia Albjerg Graham	✓										✓
John A. Kocur	✓				✓				✓	*	✓	**
George D. Lawrence	✓				✓				✓
F. H. Merelli	✓		✓						✓
Rodman D. Patton	✓		✓
Charles J. Pitman	✓										✓	*
Raymond Plank	✓	*							✓
Jay A. Precourt***	✓										✓
No. of Meetings in 2006	6		9		6		6		0		4

*	Chairman

**	Mr. Kocur was appointed as a member of the CG&N Committee, effective August 7, 2007.

***	Mr. Precourt retired as a member of the Company’s board of directors, effective July 2, 2007.

The Audit Committee reviews with the independent public accountants and internal auditors of the Company their respective audit and review programs and procedures, and the scope and results of their audits. It also examines professional services provided by the Company’s independent public accountants and evaluates their costs and related fees. Additionally, the Audit Committee reviews the Company’s financial statements and the adequacy of the Company’s system of internal controls over financial reporting. The Audit Committee makes recommendations to the board of directors concerning the Company’s independent public accountants and their engagement or discharge.

During 2007 and the first two months of 2008, the board of directors reviewed the composition of the Audit Committee pursuant to the rules of the NYSE and NASDAQ governing audit committees. Based on this review, the board of directors confirmed that all members of the Audit Committee are “independent” under the NYSE and NASDAQ rules. During 2000, the Audit Committee adopted a charter, which was approved by the board of directors on May 4, 2000, and which reflects the NYSE’s rules and the regulations of the SEC. On February 4, 2004, the Audit Committee adopted an amended and restated charter, which was approved by the board of directors on February 5, 2004. The Audit Committee charter is available on the Company’s website (www.apachecorp.com). The board of directors has determined that all members of the Audit Committee qualify as financial experts, as defined in Item 401 of Regulation S-K under the Securities Act of 1933.

The MD&C Committee reviews the Company’s management resources and structure, and administers the Company’s compensation programs and retirement, stock purchase and similar plans. The duties of the Stock Option Plan Committee, which is comprised of two members of the MD&C Committee, include the award and administration of option grants under the Company’s stock option plans, of grants under the executive restricted stock plan, of stock unit grants under the deferred delivery plan, of conditional grants under the share appreciation plans, and of grants under the Company’s 2007 Omnibus Equity Compensation Plan. During 2007 and the first two months of 2008, the board of directors reviewed the composition of the MD&C Committee pursuant to the rules of the NYSE and NASDAQ governing compensation committees. Based on this review, the board of directors confirmed that all members of the MD&C Committee are “independent” under the NYSE and NASDAQ rules. The MD&C Committee charter is available on the Company’s website (www.apachecorp.com).

The duties of the CG&N Committee include recommending to the board of directors the slate of director nominees submitted to the stockholders for election at the annual meeting and proposing qualified candidates to fill vacancies on the board of directors. The CG&N Committee is also responsible for developing corporate governance principles for the Company, reviewing related party transactions, and overseeing the evaluation of the board of directors. During 2007 and the first two months of 2008, the board of directors reviewed the composition of the CG&N Committee pursuant to the rules of the NYSE and NASDAQ governing governance committees. Based on this review, the board of directors confirmed that all members of the CG&N Committee are “independent” under the NYSE and NASDAQ rules. The CG&N Committee charter is available on the Company’s website (www.apachecorp.com).

The CG&N Committee considers director nominee recommendations from executive officers of the Company, independent members of the board, and stockholders of the Company. The CG&N Committee may also retain an outside search firm to assist it in finding appropriate nominee candidates. Stockholder recommendations for director nominees received by Apache’s corporate secretary (at the address and by the deadline for submitting stockholder proposals set forth under the heading “Future Stockholder Proposals”) are forwarded to the CG&N Committee for consideration.

The Executive Committee is vested with the authority to exercise the full power of the board of directors, within established policies, in the intervals between meetings of the board of directors. In addition to the general authority vested in it, the Executive Committee may be vested with specific power and authority by resolution of the board of directors.

As noted above, you can access electronic copies of the charters of the committees of the board of directors, as well as our governance principles and code of business conduct, on the Company’s website (www.apachecorp.com). You may also request printed copies of any of these documents by writing to Apache’s corporate secretary (at 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400).

CRITERIA FOR NEW BOARD MEMBERS
AND RE-ELECTION OF EXISTING BOARD MEMBERS

The CG&N Committee considers the following criteria in recommending new nominees or the re-election of existing directors to the Company’s board of directors and its committees from time to time:

•	Expertise and perspective needed to govern the business and strengthen and support senior management — for example: strong financial expertise, knowledge of international operations, or knowledge of the petroleum industry and/or related industries.

•	Sound business judgment and a sufficiently broad perspective to make meaningful contributions.

•	Interest and enthusiasm in the Company and a commitment to become involved in its future.

•	The time and energy to meet board of directors commitments.

•	Constructive participation in discussions, with the capacity to quickly understand and evaluate complex and diverse issues.

•	Dedication to the highest ethical standards.

•	Supportive of management, but independent, objective, and willing to question and challenge both openly and in private exchanges.

•	An awareness of the dynamics of change and a willingness to anticipate and explore opportunities.

All decisions regarding whether to recommend the nomination of a new nominee for election to the board of directors or for the re-election of an existing director shall be within the sole discretion of the CG&N Committee.

All new nominees and directors for re-election will be evaluated without regard to race, sex, age, religion, or physical disability.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements in the Annual Report on Form 10-K with Company management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61, Communication with Audit Committees (as amended), other standards of the Public Company Accounting Oversight Board (United States), rules of the Securities and Exchange Commission, and other applicable regulations. In addition, the Audit Committee has discussed with the independent registered public accounting firm the firm’s independence from Company management and the Company, including the matters in the letter from the firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and considered the compatibility of non-audit services with the independent registered public accounting firm’s independence.

The Audit Committee also reviewed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting as well as the independent registered public accounting firm’s report on (a) management’s assessment and (b) the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. At each of the four Audit Committee meetings held in person during 2007, the Audit Committee met with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, including internal control over financial reporting, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in the Annual Report on Form 10-K for the year ended December 31, 2007, filed by the Company with the Securities and Exchange Commission.

The Audit Committee is governed by a charter which is available on the Company’s website (www.apachecorp.com). The Audit Committee held nine meetings during fiscal year 2007, including the four in-person meetings referenced above. The Audit Committee is comprised solely of independent directors as defined by the New York Stock Exchange and the NASDAQ National Market listing standards and Rule 10A-3 of the Securities Exchange Act of 1934, as amended.

February 22, 2008	Members of the Audit Committee Randolph M. Ferlic, Chairman Eugene C. Fiedorek F. H. Merelli Rodman D. Patton

DIRECTOR COMPENSATION

Non-Employee Directors’ Compensation Plan and Share Ownership Requirement

During 2007, under the terms of the non-employee directors’ compensation plan, non-employee directors received an annual cash retainer of $150,000 (with no separate meeting attendance fees or retainer payable in shares) and the chairman of each committee received an additional annual cash retainer of $15,000 for chairing their respective committees.

During 2007, under the terms of the Company’s non-employee directors’ compensation plan, non-employee directors could defer receipt of all or any portion of their cash retainers. Deferred cash amounts accrue interest equal to the Company’s rate of return on its short-term marketable securities. Once each year, participating directors may elect to transfer all or a portion of their deferred cash amounts into the form of shares of Apache common stock. After such election, amounts deferred in the form of Apache common stock accrue dividends as if the stock were issued and outstanding when such dividends were payable. All deferred amounts, as well as accrued interest and dividends, are maintained in a separate memorandum account for each participating non-employee director. Amounts are paid out in cash and/or shares of Apache common stock, as applicable, upon the non-employee director’s retirement or other termination of his or her directorship, or on a specific date, in a lump sum or in annual installments over a ten-year (or shorter) period. Three non-employee directors deferred all or a portion of their cash retainer fees during 2007.

In February 2007, the Company adopted a minimum share ownership requirement for non-employee directors. Within three years of the requirement’s adoption or after joining the board, each non-employee director is required to directly own shares and/or share equivalents totaling at least 7,000 shares of the Company’s common stock. As of the date of this proxy statement, each non-employee director directly owned shares and/or share equivalents totaling more than 7,000 shares of the Company’s common stock. See beneficial ownership information under the heading “Securities Ownership and Principal Holders” below.

Equity Compensation Plan for Non-Employee Directors

The Company established an equity compensation plan for non-employee directors in February 1994, which is administered by the MD&C Committee. Each non-employee director was awarded 1,000 restricted shares of the Company’s common stock every five years from July 1, 1994 through July 1, 2000, with the shares vesting at a rate of 200 shares annually. On May 3, 2001, the plan was amended to provide that on July 1, 2001 and on July 1 of each third year thereafter, each non-employee director was awarded 1,000 restricted shares of common stock, with one-third of the shares vesting annually. Except as noted below, any unvested shares are forfeited at the time the non-employee director ceases to be a member of the board. The unvested portion of any award is automatically vested upon retirement or death while still serving as a member of the board; provided that the non-employee director (a) is at least 60 years old and has completed at least ten years of service at the time of retirement or (b) has completed at least ten years of service at the time of death.

On February 5, 2004, the plan was amended to adjust the awards to 2,310 restricted shares of common stock (1,000 shares adjusted for the stock dividends and stock split) for any awards made on July 1, 2004 and thereafter. Awards are made from shares of common stock held in the Company’s treasury, are automatic and non-discretionary, and all shares awarded under the plan have full dividend and voting rights.

The original expiration date for this plan was July 1, 2009, with a maximum of 50,000 shares of common stock (115,500 shares after adjustment for the stock dividends and stock split) for awards granted during the term of the plan. However, in February 2007, the plan was amended to provide that no new awards will be granted subsequent to January 1, 2007, and no awards were made under the plan in 2007. The plan continues in existence solely for the purpose of governing still outstanding awards made prior to January 1, 2007.

Outside Directors’ Retirement Plan

An unfunded retirement plan for non-employee directors was established in December 1992. The plan is administered by the MD&C Committee and pays retired non-employee directors benefits equal to two-thirds (2/3) of the annual retainer for a period based on length of service. Payments are made on an annual basis, for a maximum of ten years, and are paid from the general assets of the Company. In the event of the director’s death prior to receipt of all benefits payable under the plan, the remaining benefits are payable to the director’s surviving spouse or designated beneficiary until the earlier of the termination of the payment period or the death of the surviving spouse or designated beneficiary. During 2007, benefits were paid under this plan to, or on behalf of, five former directors who retired from the Company’s board of directors during 1997, 1998, 2001, and 2007.

Director Compensation Table

The table below summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended December 31, 2007:

					Change in
					Pension Value
					and Nonqualified
	Fees Earned	Stock		Non-Equity	Deferred
	or Paid in	Awards	Option	Incentive Plan	Compensation	All Other
	Cash	(2)	Awards	Compensation	Earnings	Compensation		Total
Name(1)(a)	($)(b)	($)(c)	($)(d)	($)(e)	($)(f)	($)(g)		($)(h)
Frederick M. Bohen	165,000	16,902	—	—	3,830	—		185,732
Randolph M. Ferlic	165,000	16,902	—	—	—	—		181,902
Eugene C. Fiedorek	150,000	16,902	—	—	—	—		166,902
A.D. Frazier	150,000	16,902	—	—	—	—		166,902
Patricia A. Graham	150,000	52,553	—	—	7,556	—		210,109
John A. Kocur	165,000	16,902	—	—	—	20,589	(3)	202,491
George D. Lawrence	150,000	16,902	—	—	9,214			176,116
F. H. Merelli	150,000	16,902	—	—	697	—		167,599
Rodman D. Patton	150,000	16,902	—	—	6,793	—		173,695
Charles J. Pitman	165,000	16,902	—	—	97	—		181,999
Jay A. Precourt(4)	75,000	26,276	—	—	—	—		101,276

(1)	Employee directors do not receive additional compensation for serving on the board of directors or any committee of the board. Raymond Plank, the Company’s chairman and founder, and G. Steven Farris, the Company’s president, chief executive officer and chief operating officer, are not included in this table as they are employees of the Company. The compensation they received as employees of the Company is shown in the Summary Compensation Table.

(2)	Amount recognized for financial statement reporting purposes during 2007 for restricted stock granted prior to 2007.

At year-end 2007, the aggregate number of shares of unvested, restricted Apache common stock was 1,540 shares for Dr. Graham. With the exception of Dr. Graham, none of the directors had unvested, restricted Apache Common stock at year-end 2007.

(3)	Includes life insurance, medical and dental premiums of $11,830 and $8,759 reimbursed for the taxes payable on income attributable to this benefit.

(4)	Mr. Precourt retired as a member of the Company’s board of directors, effective July 2, 2007.

SECURITIES OWNERSHIP AND PRINCIPAL HOLDERS

The following tables set forth, as of February 29, 2008, the beneficial ownership of each director or nominee for director of the Company, the chief executive officer, the four other most highly compensated executive officers, and all directors and executive officers of the Company as a group. All ownership information is based upon filings made by those persons with the SEC and upon information provided to the Company. (All share numbers in the table and footnotes have been adjusted for the stock dividends and stock split.)

		Amount and		Percent of
		Nature of Beneficial		Class
Title of Class	Name of Beneficial Owner	Ownership(1)		Outstanding
Common Stock, par value $0.625	Frederick M. Bohen	17,453	(2)(3)	*

	G. Steven Farris	878,191	(5)(6)(7)	*

	Randolph M. Ferlic	429,289	(2)(8)	*

	Eugene C. Fiedorek	39,293	(2)	*

	A. D. Frazier, Jr.	17,584	(2)	*

	Patricia A. Graham	11,750	(2)(3)	*

	John A. Kocur	38,736	(2)	*

	George D. Lawrence	37,985	(2)(3)	*

	F. H. Merelli	26,549	(2)(3)	*

	Rodman D. Patton	25,130	(2)(3)	*

	Charles J. Pitman	22,317	(2)(3)	*

	Raymond Plank	615,708	(4)(5)(6)(7)	*

	Roger B. Plank	410,431	(4)(5)(6)(7)	*

	John A. Crum	141,732	(5)(6)(7)	*

	Rodney J. Eichler	140,182	(4)(5)(6)(7)	*

	All directors, nominees, and executive officers as a group (including the above name persons)	3,667,023	(4)(5)(6)(7)	1.10

*	Represents less than one percent of outstanding shares of common stock.

(1)	All ownership is sole and direct unless otherwise noted. Inclusion of any common shares not owned directly shall not be construed as an admission of beneficial ownership. Fractional shares have been rounded to the nearest whole share.

(2)	Includes restricted common shares awarded under the Company’s Equity Compensation Plan for Non-Employee Directors.

(3)	Includes the following common share equivalents related to retainer fees deferred under the Company’s Non-Employee Directors’ Compensation Plan: Mr. Bohen — 4,983; Dr. Graham — 6,355; Mr. Lawrence — 9,054; Mr. Merelli — 1,011; Mr. Patton — 5,116: and Mr. Pitman — 153.

(4)	Includes the following common stock equivalents held through the Company’s Deferred Delivery Plan: Mr. Raymond Plank — 86,361; Mr. Roger Plank — 30,702; Mr. Eichler — 22,368; and all directors and executive officers as a group — 213,796.

(footnotes continued on following page)

(5)	Includes the following common shares issuable upon the exercise of outstanding employee stock options which are exercisable within 60 days: Mr. Farris — 249,752; Mr. Raymond Plank — 252,364; Mr. Roger Plank — 129,265; Mr. Crum — 50,917; Mr. Eichler — 69,813; and all directors and executive officers as a group — 1,058,054.

(6)	Includes shares held by the trustee of the Company’s 401(k) Savings Plan and related Non-Qualified Retirement/Savings Plan: Mr. Farris — 72,327; Mr. Raymond Plank — 9,050; Mr. Roger Plank — 53,315; Mr. Crum — 33,038; Mr. Eichler — 12,616; and all directors and executive officers as a group — 244,345.

(7)	Includes the following restricted stock units (each equivalent to one share of common stock) granted under the Company’s Executive Restricted Stock Plan and under the 2005 Share Appreciation Plan: Mr. Farris — 75,973; Mr. Raymond Plank — 75,973; Mr. Roger Plank — 28,145; Mr. Crum — 21,000; Mr. Eichler — 19,686; and all directors and executive officers as a group — 434,069.

(8)	Includes 13,860 common shares owned directly by Ferlic Investments, Ltd. in which Dr. Ferlic owns a 36-percent interest. Also includes a total of 21,090 common shares held by Dr. Ferlic’s daughters, son and grandchildren, as to which he has some power of disposition, but disclaims beneficial ownership.

As of February 29, 2008, the Company knows of no person or entity owning more than five percent of outstanding shares of the Company’s common stock, based on reports filed with the SEC.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and officers, as well as beneficial owners of ten percent or more of the Company’s common stock, to report their holdings and transactions in the Company’s securities. Based on information furnished to the Company and contained in reports provided pursuant to Section 16(a), as well as written representations that no other reports were required for 2007, Randolph M. Ferlic, a director of the Company, filed a late report relating to an open market sale of 10,000 shares of the Company’s common stock.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information as of December 31, 2007, relating to the Company’s equity compensation plans, under which grants of stock options, restricted stock units, and other rights to acquire shares of Apache common stock may be granted from time to time.

	(a)	(b)	(c)
			Number of Securities
	Number of Securities		Remaining Available for
	to be Issued	Weighted-Average	Future Issuance Under
	Upon Exercise of	Exercise Price of	Equity Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column (a))
Equity compensation plans approved by security holders(1)(4)	8,218,469	$63.795 (3)	12,563,300

Equity compensation plans not approved by security holders(2)(4)	1,855,672	$32.242 (3)	612,639

Total	10,074,141	$58.306 (3)	13,175,939

(1)	Includes the Company’s 1995 Stock Option Plan, 1998 Stock Option Plan, 2005 Stock Option Plan, 2005 Share Appreciation Plan, and 2007 Omnibus Equity Compensation Plan.

(2)	Includes the Company’s 1996 Performance Stock Option Plan, 2000 Stock Option Plan, Executive Restricted Stock Plan, Non-Employee Directors’ Compensation Plan, Equity Compensation Plan for Non-Employee Directors, and Deferred Delivery Plan.

The Company’s Deferred Delivery Plan allows officers and certain key employees to defer income from restricted stock units granted under the Executive Restricted Stock Plan and the 2007 Omnibus Equity Compensation Plan in the form of deferred units. Each deferred unit is equivalent to one share of Apache common stock. Distributions from the plan are made, at the election of the participant, beginning five years from deferral or upon termination of employment.

(3)	Weighted average exercise price of outstanding stock options; excludes restricted stock units, performance-based stock units, and deferred stock units.

(4)	See Note 7 of the Notes to Consolidated Financial Statements included in the Company’s Form 10-K for the year ended December 31, 2007, for the material features of the 1995 Stock Option Plan, 1996 Performance Stock Option Plan, 1998 Stock Option Plan, 2000 Stock Option Plan, 2005 Stock Option Plan, 2005 Share Appreciation Plan, Executive Restricted Stock Plan, and 2007 Omnibus Equity Compensation Plan.

EXECUTIVE OFFICERS OF THE COMPANY

Biographical information concerning the executive officers of the Company is set forth below. Biographical information concerning Raymond Plank and G. Steven Farris is set forth above under the captions “Nominees for Election as Directors” and “Continuing Directors.”

MICHAEL S. BAHORICH, 51, was appointed executive vice president - exploration and production technology in May 2000, having been the Company’s vice president - exploration and production technology since January 1999, vice president - exploration technology since December 1997, and the Company’s chief geophysicist since 1996. From 1981 until joining the Company, he held positions of increasing responsibility at Amoco Corporation in Denver, Colorado and Tulsa, Oklahoma. Mr. Bahorich is a member of the board of trustees of the Houston Museum of Natural Science and serves on advisory boards at Stanford University and Yale University.

THOMAS P. CHAMBERS, 52, was appointed vice president - corporate planning in September 2001, having been director of planning since March 1995. Prior to joining the Company, Mr. Chambers was in the international business development group at Pennzoil Exploration and Production, having held a variety of management positions with the BP plc group of companies from 1981 to 1992. Mr. Chambers is a member of the Society of Petroleum Engineers and serves on the advisory board of Houston Foundation for Life.

JOHN J. CHRISTMANN, 41, was appointed vice president - business development in January 2004, having been production manager for the Gulf Coast region since April 2003. Prior to that, Mr. Christmann held various positions of increasing responsibility in the business development area since joining the Company in 1997. Previously, he was employed by Vastar Resources/ARCO Oil and Gas Company.

JOHN A. CRUM, 55, was appointed executive vice president in May 2000, and president of Apache Canada Ltd. in June 2007. Mr. Crum served as the Company’s executive vice president - Apache North Sea from April 2003 to June 2006, executive vice president - Eurasia and new ventures from May 2000 to March 2003, and regional vice president in Australia from 1995 to 2000. Prior to joining the Company, he served in executive and management roles with Aquila Energy Resources Corporation, Pacific Enterprises Oil Company, and Southland Royalty Company.

MATTHEW W. DUNDREA, 54, was appointed vice president and treasurer in July 1997, having been the Company’s treasurer since March 1996 and assistant treasurer since 1994. Prior to joining the Company, he held positions of increasing responsibility at Union Texas Petroleum Holding, Inc. from 1982 to 1994.

ROBERT J. DYE, 52, was appointed vice president - investor relations in May 1997, having been director of investor relations since 1995. Prior to that, Mr. Dye held positions of increasing responsibility in the corporate planning area since joining the Company in 1992. Previously, he was planning manager for the offshore division of BP Exploration, Houston, Texas, from 1988 to 1992.

RODNEY J. EICHLER, 58, was appointed executive vice president in February 2003, having been the Company’s regional vice president in Egypt since 1999, and vice president of exploration and production in Egypt since 1997. Prior to that, Mr. Eichler was regional vice president for the Western region in Houston since 1996, and regional exploration and development manager for the Rocky Mountain region in Denver since 1993. Prior to joining the Company, he was vice president-exploration for Axem Resources, LLC in Denver, Colorado, since 1989. Mr. Eichler is president and a director of Springboard - Educating the Future, a Texas non-profit corporation.

MARGERY M. HARRIS, 47, was appointed vice president - human resources in September 2007. Prior to joining the Company, she was consultant/principal of MMH Consulting Services, a privately-held human resources consulting firm, from 2006 to September 2007, executive vice president and senior vice president - human resources with Texas Genco LLC, a wholesale power generator, from 2005 to 2006, and senior vice president - human resources and administration with Integrated Electrical Services, Inc., from 2000 to 2005.

REBECCA A. HOYT, 44, was appointed vice president and controller in November 2006, having been assistant controller since 2003. Prior to that, she held positions of increasing responsibility within the accounting area since joining the Company in 1993. Previously, Ms. Hoyt was an audit manager with Arthur Andersen LLP, an independent public accounting firm from 1992 to 1993.

JON A. JEPPESEN, 60, was appointed senior vice president in February 2003, having been the Company’s regional vice president for the Gulf Coast region since 2002 and the Offshore region since 1996. He served as the Company’s vice president of exploration and development for North America from 1994 to 1996, and exploration and development manager of the Company’s Offshore region from 1993 to 1994. Prior to joining the Company, Mr. Jeppesen was vice president of exploration and development for Pacific Enterprises Oil Company, Dallas, Texas, from 1989 to 1992.

P. ANTHONY LANNIE, 53, was appointed senior vice president and general counsel in May 2004, having been vice president and general counsel since March 2003. Prior to joining the Company, he was president of Kinder Morgan Power Company, Houston, Texas, from 2000 through February 2003, and president of Coral Energy Canada in 1999. Mr. Lannie was senior vice president and general counsel of Coral Energy, an affiliate of Shell Oil Company and Tejas Gas Corporation, from 1995 through 1999, and of Tejas Gas Corporation from 1994 until its combination with Coral Energy in 1998.

JANINE J. MCARDLE, 47, was appointed vice president - oil and gas marketing in November 2002. Prior to joining the Company, she served as managing director for Aquila Europe Ltd from November 2001 to October 2002, and held executive and management positions with Aquila Energy Marketing since 1993, including vice president -trading and vice president - mergers and acquisitions. Previously, she was a partner in Hesse Gas from 1991 to 1993, and was a member of the board of directors of Intercontinental Exchange, the electronic trading platform, from 2000 to October 2002.

W. KREGG OLSON, 54, was appointed senior vice president - corporate reservoir engineering in September 2007, having been vice president - corporate reservoir engineering since January 2004. Prior to that, Mr. Olson served as director of technical services from 1995 through 2003, and held positions of increasing responsibility within corporate reservoir engineering since joining the Company in 1992. Previously, he was associated with Grace Petroleum Corporation.

CHERI L. PEPER, 54, was appointed corporate secretary of the Company in May 1995, having been assistant secretary since 1992. Prior to joining the Company, she had been assistant secretary for Panhandle Eastern Corporation (subsequently PanEnergy Corp.) since 1988. Ms. Peper is a certified public accountant and a director of MemberSource Credit Union, formerly known as PT&T Federal Credit Union.

ROGER B. PLANK, 51, was appointed executive vice president and chief financial officer in May 2000, having been vice president and chief financial officer since July 1997. Previously, he was vice president - planning and corporate development since March 1996, vice president - corporate planning since 1994, vice president - external affairs from 1993 to 1994, and vice president - corporate communications from 1987 to 1993. The chairman of the Company’s board of directors is Mr. Plank’s father. He is a past president of Texas Independent Producers and Royalty Owners Association (TIPRO), a large independent trade association. Mr. Plank is a trustee of Ucross Foundation, a Wyoming non-profit corporation, and a director of Parker Drilling Company, Houston, Texas, and chairman of its audit committee.

FLOYD R. PRICE, 58, was appointed executive vice president - Eurasia, Latin America and New Ventures in May 2004, having been executive vice president - Canada since February 2003. He was president of Apache Canada Ltd. from October 1999 to May 2004, and was president of the Company’s international exploration and production subsidiaries from 1995 to 1999. Mr. Price served as exploration manager from 1991 to 1994, and geologic manager from 1990 to 1991, for the Company’s Mid-continent region. Prior to joining the Company, he was vice president of exploration and development from 1988 to 1989, and vice president of mid-continent exploration from 1989 to 1990, for Pacific Enterprises Oil Company, Dallas, Texas.

JON W. SAUER, 47, was appointed vice president - tax in May 2001, having been director of tax since March 1997, and manager of tax from August 1992. Prior to joining the Company, Mr. Sauer was tax manager with Swift Energy Company, Houston, Texas, from 1989 to 1992, and a manager in the tax practice of Arthur Andersen & Co., an independent public accounting firm, from 1983 to 1989. Mr. Sauer currently serves as chairman of the American Exploration & Production Council (formerly Domestic Petroleum Council) tax committee.

SARAH B. TESLIK, 54, was appointed senior vice president - policy and governance in October 2006. Prior to joining the Company, she was chief executive officer of the Certified Financial Planner Board of Standards, Inc. from November 2004 to October 2006, and executive director of the Council of Institutional Directors from July 1988 to October 2004.

COMPENSATION DISCUSSION AND ANALYSIS

Overview	A strong corporate culture comprised of the collective values of the members of the Company is an indivisible component of Apache’s fifty-four year record of success. Against this background, Apache achieved its best record in 2007. This achievement included record reserve growth and record financial results as measured by earnings and cash flow per share. The following paragraphs, and subsequent data, unite the Management Development and Compensation Committee of our board of directors (the “MD&C Committee”) with the interests of our stockholders and enduring employees. Together, they have spelled success, financial reward, and self-respect.

Founded 54 years ago with $250,000, Apache embarked on a mission to build a profitable oil and gas company for the long-term benefit of its stockholders, based on a value structure of integrity, respect for human dignity, work ethic, and sense of urgency. This is the same mission Apache has today and its original values permeate the culture of our organization.

By virtually any measurement, 2007 was Apache’s best year ever. Records were reached in all key categories of earnings, cash-flow, revenues, production, and reserve growth. Apache increased its production by 12 percent. Apache’s stock price increased by 62 percent, which was second in our peer group. In overall market value, Apache added $14 billion of shareholder value in 2007, as the Company’s strategic initiatives and commitment to long-term investment enabled the Company to grow both production and reserves going into a period of historically high commodity prices. Notably, Apache’s conservative approach to growth and pricing has also enabled the Company to perform well on a comparative basis during periods of low commodity prices. Given the Company’s past and current corporate performance, the MD&C Committee made its executive compensation decisions for 2007.

The following provides an overview of the more detailed disclosure set forth in this section.

The primary objectives of our executive compensation programs are to attract, retain, motivate, and reward the best talent available to the Company in the energy market; to align the interests of our executive officers with those of our stockholders; and to pay for performance, whereby a majority of an executive officer’s total compensation is a function of performance incentives.

We compensate our executive officers with base salary, annual incentives, long-term incentives, and benefits.

Annual operational and strategic goals identified by our management and approved by the MD&C Committee are the foundation for the performance measures used to determine annual incentive payouts to our executive officers.

We grant our executive officers restricted stock units and stock options as a means to align the interests of our executive officers with those of our stockholders.

For our executives as a group, we generally target total compensation at or higher than the market 50th percentile depending upon numerous factors such as: job responsibility, job complexity, experience level, corporate performance, and/or individual performance.

The continued historical success of the Company and the Company’s ability to create stockholder value have been and are dependent on our ability to attract, retain, motivate, and reward the best talent available to the Company in the energy market, including the employees named in this proxy statement.

We believe that the growth and return to stockholders achieved since our founding in 1954 confirm the high quality of our employees, the visionary leadership of both our founder and chairman and our chief executive officer, the successful guiding governance and diligence of our board of directors, and the effectiveness and efficiency of our compensation and benefit programs.

The following compensation discussion and analysis outlines the processes, elements and decisions regarding 2007 compensation for our executive officers named in the Summary Compensation Table (the “Named Executive Officers”).

MD&C Committee Composition	The MD&C Committee is composed of four independent directors as defined by the NYSE listing standards and described under “Standing Committees and Meetings of the Board of Directors.”

MD&C Committee Duties	The MD&C Committee is responsible for determining the compensation of our chairman, chief executive officer, chief financial officer, and other top executive officers. The MD&C Committee is governed by a written charter adopted by the board of directors. The full charter is available on Apache’s corporate website at www.apachecorp.com. The following is a summary of the MD&C Committee’s key responsibilities relating to executive compensation:

1. To review and approve compensation programs for the executive officers of the Company.

     2. To review and approve corporate goals and objectives relevant to the compensation of the chairman of the board and the chief executive officer, evaluate the performance of these two positions, and make recommendations to the board of directors for approval of total compensation for these two positions.

3. To review the Company’s executive compensation programs to determine whether such programs are properly achieving their intended purposes.

4. To make recommendations to the board of directors regarding incentive and equity compensation for executive officers other than both the chairman and the chief executive officer.

The MD&C Committee has been charged with fair administration of base and incentive compensation of our top executive officers. The board of directors believes that the MD&C Committee has historically used and will continue to use its business judgment in carrying out its objectives.

In this report, we disclose which of our Named Executive Officers have participated in various incentive plans and any standards they are expected to meet in order to receive such benefits. We also disclose how much such executive officers have received under those plans during the past fiscal year and, in some cases, for prior years.
We apply the factors that we consider in determining salaries and other compensation of the executive officers on an individual basis, taking into account each officer’s position, duties, extent of authority, and responsibilities.

Compensation Philosophy	The principle objective of the MD&C Committee is to develop an executive compensation program that will attract, retain, motivate and reward executive officers capable of leading the Company in a complex, competitive, and changing industry. A capable, highly motivated senior management team is an integral part of the Company’s continued success.

Role of the Consultant	The MD&C Committee has the authority to engage the services of independent compensation consultants for assistance and to provide periodic reviews of the effectiveness and competitiveness of Apache’s executive compensation structure. During 2007, the MD&C Committee engaged the services of an independent, executive compensation consulting firm, Longnecker and Associates (the “Consultant”), to assist the MD&C Committee in its review of the compensation structure for all executive officers. The Consultant worked with our management in providing the MD&C Committee with a market competitive executive compensation analysis. Reports are provided both to the MD&C Committee for review of the compensation for the top executive officers and to each of the chief executive officer and chairman for review of the compensation for their direct reports. The Consultant only provides executive compensation consulting services under the direction of the MD&C Committee and does not provide any additional services to the Company.

Role of Senior Management	The Company’s vice president of human resources (“VPHR”) prepares information and materials for the MD&C Committee meetings. The Consultant and, as deemed appropriate by the VPHR, other employees and executives of the Company, work with the VPHR to obtain the information necessary for compensation analysis by the MD&C Committee. Reports are provided back both to the MD&C Committee for review of the compensation for the top officers and to each of the chief executive officer and chairman for review of their direct reports. Each of the chairman and the chief executive officer provides his recommendations to the MD&C Committee on compensation actions for executive officers, other than those for themselves. The chairman and the chief executive officer provide to the MD&C Committee their evaluations of the performance of the other executive officers for the MD&C Committee to consider for compensation purposes.

Executive Compensation Decision Factors	The MD&C Committee considers multiple factors when determining compensation levels for executive officers, including, but not limited to, level of responsibility, individual performance, Company performance, market competitive data, and prior experience.

Following a discussion with the Consultant in September 2007, the MD&C Committee, along with senior management, re-evaluated the list of peer companies that the Company uses for comparative purposes.

Peer Companies and Survey Data	Our peer companies all have significant oil and gas exploration and production businesses and have been identified based on relevant financial factors such as revenue, market capital, net income, and total assets. While the largest vertically integrated energy companies such as Exxon Mobil Corporation, Royal Dutch Shell plc, and Chevron Corporation all have oil and gas exploration and production businesses, we have not included them in our list of peer companies because they are significantly larger. Likewise, we have also not included companies that are similar to us in size if they are in unrelated industries, because we typically do not hire executives from such companies, nor would we be likely to lose executives to such companies. The peer list for 2007 was as follows: Anadarko Petroleum Corporation, Chesapeake Energy Corporation, Devon Energy Corporation, EOG Resources, Inc., Hess Corporation, Murphy Oil Corporation, Noble Energy, Inc., and XTO Energy Inc.

While these peer companies served as a foundation for compensation benchmarking purposes for our Named Executive Officers, the Consultant also used published survey sources specific to the energy industry for additional benchmarking. The executive compensation data from these two sources were weighted at 50 percent each to calculate market reference points (“Market Reference Points”) for each element of executive compensation that represented the 50th percentile of this compensation data. The MD&C Committee views these Market Reference Points as particularly useful for benchmarking purposes.

Prior to September 2007, the previous peer group included Newfield Exploration Company and Pioneer Natural Resources Company but excluded Murphy Oil Corporation, Hess Corporation and XTO Energy Inc. In consultation with the Consultant, the MD&C Committee altered the makeup of the peer group to satisfy the need for additional data points and to ensure that all of the peer companies are of comparable size to Apache and that their primary revenues are from exploration and production operations.

Base Salary	We believe that one of the most effective ways to compete in the energy industry’s executive labor market is to offer our executive officers a competitive base salary. The MD&C Committee analyzes each executive officer’s compensation using the following process:

1. Define the key executive positions within the Company in terms of scope and responsibility, job complexity, knowledge, experience required, and other relevant factors.

2. Rank the executive positions on the basis of these factors to establish a logical relationship among them.

3. For the Named Executive Officers, develop a salary band using the Market Reference Point as the 50th percentile.

4. For other executive positions, establish salary ranges by utilizing applicable energy industry surveys.

We generally set our executives’ base salaries, including those of both our chairman and our chief executive officer, to fall between the 50th and 75th percentile Market Reference Points for executive base salaries. As a general policy, we set the base salaries of our Named Executive Officers so that the highest salaries are paid to both our chairman and our chief executive officer, with lower base salaries for our chief financial officer, executive vice president — Canada, and executive vice president — Egypt. We employ this policy in recognition of the fact that the responsibilities relating to such positions are of the greatest scope for both our chairman and our chief executive officer, with more focused scopes for the others.

We generally review the base salaries of all executive officers, including the Named Executive Officers, every 12 to 18 months. Each of the chairman and the chief executive officer provides his recommendations to the MD&C Committee on compensation actions for all executive officers, other than themselves. The MD&C Committee, in conjunction with the chief executive officer, determines whether to adjust the base salaries of our executive officers, including our Named Executive Officers, in connection with these reviews. The MD&C Committee considers each executive’s benchmarking against the Market Reference Point, position and scope of responsibilities. In addition to such external market considerations, the MD&C Committee also considers internal pay equity among our executives, including the Named Executive Officers, for base salary planning. The foregoing discussion of how the MD&C Committee determines base salaries is not intended to be exhaustive, but does summarize the material factors considered by the MD&C Committee. The MD&C Committee did not find it useful to, and did not attempt to, quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of the MD&C Committee may have given different weight to different factors. The MD&C Committee conducted an overall analysis of the factors described above and viewed the totality of the information presented to it, including discussions with the Consultant and our senior management.

The most recent increases in base salary for each of our Named Executive Officers was on February 16, 2008 for each of the chairman and the chief executive officer, on May 16, 2007 for the chief financial officer, and on November 1, 2007 for each of the executive vice president — Canada and the executive vice president — Egypt.

Annual Incentive	General
The Company’s executive officers are eligible to receive an annual cash incentive bonus tied to achievement by the Company of a variety of financial, operational, and strategic objectives and to the executive officer’s personal performance. We have created separate plans with unique objectives for our executive officers to take into account the different levels and types of responsibility that the executive officers have within the Company. For example, our executive officers, other than our Named Executive Officers, with only regional responsibilities participate in regional incentive plans that are designed to recognize the success of a particular region with respect to production, revenue, and cost results, while corporate-level plans consider the Company’s overall results. While these plans are built upon a mix of objective and subjective factors, each plan covering our Named Executive Officers is, on the whole, a qualitative analysis and requires the MD&C Committee to exercise significant discretion in making compensation decisions.

The following discussion of the factors considered by the MD&C Committee with respect to each of the Company’s plans is not intended to be exhaustive, but does summarize the material factors considered by the MD&C Committee in making its decisions. The MD&C Committee conducted an overall analysis of the factors and viewed the totality of the information presented to it.

Chairman and Chief Executive Officer

Each of the Company’s chairman and the chief executive officer are eligible to receive an annual cash incentive bonus determined after consideration of the Company’s achievement of financial, operational, and strategic objectives. This plan, which is more comprehensive and less formulaic than those available to the other Named Executive Officers, applies only to each of our chairman and our chief executive officer because the scope of responsibilities to the Company for those positions is broader than those of the other executive positions. The MD&C Committee policy provides for bonuses awarded under this plan targeted at 100 percent of base salary.

In its determination of the 2007 cash incentive bonus for each of the chairman and the chief executive officer, the MD&C Committee considered the general health of the Company as compared to its peers, the effectiveness of its long-term strategy over the last several years, the performance of the Company’s stock price compared to its peers during 2007 and over the last several years, as well as the following six corporate goals (the “Corporate Goals”): production growth of 13 percent, reserve growth of between five and ten percent, annual earnings above $2.0 billion, record annual cash flow, controlling lifting costs per BOE within two percent of the prior year, and controlling general and administrative expenses within three percent of the prior year.

These Corporate Goals were proposed by senior management and then reviewed, modified and approved by the MD&C Committee for 2007. The foregoing discussion of the factors considered by the MD&C Committee is not intended to be exhaustive, but it does summarize the material factors considered by the MD&C Committee in making its decisions with respect to the cash incentive bonuses for each of the chairman and the chief executive officer. In contrast to the analysis it performs for the other executive officers, the MD&C Committee did not find it useful to, and did not attempt to, quantify, rank or otherwise assign relative weights to these factors. The MD&C Committee conducted an overall analysis of the factors described above and viewed the totality of the information available to it. In contrast to the analysis it performs for the other executive officers, the MD&C Committee also focuses more on the long-term realization of the Company’s strategic goals, the comprehensive performance of the Company over several years, and the relative performance of the Company compared to its peer group.

Chief Financial Officer, Executive Vice President — Canada, and Executive Vice President — Egypt

Each of our other corporate executives, including our chief financial officer, executive vice president — Canada and executive vice president — Egypt, are eligible to receive an annual cash incentive bonus determined after consideration of the Company’s achievement of financial, operational, and strategic objectives and the executive’s personal performance. We believe that the financial, operational, and strategic objectives discussed below are key indicators as to how the Company is measured in the marketplace. The MD&C Committee targets bonuses awarded under this plan at 75 percent of base salary for the chief financial officer, executive vice president — Canada and executive vice president — Egypt. This annual bonus potential is less than for the chairman and the chief executive officer because the vice presidents only have responsibility for designated operations or regions within the Company and do not have responsibility for the Company as a whole.

Seventy-five percent of the 2007 cash incentive bonus for our executives under this plan was based 50 percent upon the Corporate Goals and 50 percent upon achievement by the Company of both basic and extraordinary strategic objectives tied to the Company’s business plan. The MD&C Committee used a point system that weighted each Corporate Goal between ten and 30 percent of the total. If the Company overachieved one or more of the Corporate Goals, the executive officers were awarded credit above the percentage weight for that goal due to the extraordinary nature of these achievements, which was the case for 2007. The MD&C Committee also used a point system that weighted each basic strategic objective between approximately three and 17 percent. If the Company overachieved one or more of the basic objectives, or if it achieved one or more of the extraordinary objectives, the executive officers were awarded additional credit due to the extraordinary nature of these achievements, which was the case in 2007. The MD&C Committee has subjective discretion in determining the relative success of strategic objectives.

In the case of the executive vice presidents of Canada and Egypt, both the chairman and the chief executive officer qualitatively assessed the performance of the region under the control of such executive officer, considering 2007 results for exploration, production, and drilling. Both the chairman and the chief executive officer made recommendations to the MD&C Committee as to whether additional credit should be given for regional achievements.

The remaining 25 percent of each executive’s eligible bonus was based on personal achievement of the executive, as determined by the chief executive officer and recommended to the MD&C Committee. In general, the leadership and management skills of the executive were evaluated. A variety of qualitative and quantitative goals and performance results were taken into account, such as job responsibility, job complexity and successful performance of an executive officer’s business unit. However, there was no attempt to quantify, rank or otherwise assign relative weights to the factors considered. The chief executive officer conducted an overall analysis of such factors and considered the totality of the information available to him.

Long-Term Incentive	Long-term incentives relating to the Company’s common stock serve to align the interests of executive officers with those of the Company’s stockholders by tying a portion of each executive officer’s long-term compensation to the continued growth of the Company and the appreciation of our common stock. The Company grants a combination of restricted stock units, stock options and periodic conditional grants of performance shares to fall at the 50th percentile Market Reference Point for long-term incentive amounts. Grants of stock options and restricted stock units were made to the Named Executive Officers during 2007. No grants of performance shares were made in 2007.

Restricted Stock Units

In 2007, we granted an aggregate of 124,000 restricted stock units under the Company’s Executive Restricted Stock Plan and 2007 Omnibus Equity Compensation Plan to the Company’s executive officers as a group. As reflected in the Grants of Plan Based Awards Table, we granted an aggregate of 59,100 restricted stock units to the Named Executive Officers listed in the Summary Compensation Table. Grants of restricted stock units to executive officers, including each Named Executive Officer, are proportionate to each officer’s base salary. In 2007, individual grants of restricted stock units were based on 100 percent of base salary and vest ratably over four years.
In recognition of his past contributions and expected future contributions to the Company, Mr. Farris, our chief executive officer, was granted a conditional stock award in December 1998, for a total of 100,000 shares of the Company’s common stock (230,992 shares after adjustment for the stock dividends and stock split). The award was composed of five periodic installments, the last of which comprised 76,998 shares that vested on January 1, 2008. Under the terms of the grant agreement, each vested installment was paid 60 percent in stock and 40 percent in cash, from which was deducted required tax withholding on the full amount of the vested installment.

Stock Options

In 2007, the Company’s executive officers received stock option grants under the Company’s 2007 Omnibus Equity Compensation Plan. The grants of stock options made in 2007 to the Named Executive Officers are reflected in the Grants of Plan Based Awards Table.

Stock options granted to executive officers are proportionate to each officer’s base salary, including each of the Named Executive Officers, and benefit them only if stockholders also benefit from appreciating stock prices. In 2007, executive officers received stock option grants based on 100 percent of their base salary, and the Company’s chief executive officer received a grant based on 300 percent of base salary in keeping with the equity compensation awards of the Market Reference Point. In May 2007, due to his personal circumstances, the chairman of the board requested that he not be awarded stock options because of the significant degree to which the expense of the award to the Company would exceed the benefit of the award to the chairman and his heirs after income and estate taxes.

Performance Shares

In February 2005, the Company established the 2005 Share Appreciation Plan, which was approved by the Company’s stockholders in May 2005. Conditional grants were made broadly across the Company in May 2005 to essentially all regular, full time employees in the United States, Canada, the United Kingdom, Australia, and Argentina, including the Named Executive Officers. The majority of these conditional grants under the 2005 Share Appreciation Plan were made to non-executive officers and are intended to provide specific individual incentives toward achieving significant price appreciation for the Company’s common stock based on attainment of per share price goals of $81 prior to January 1, 2008, and $108 prior to January 1, 2009. Benefits are payable under these conditional grants, and the right to receive shares will exist, only if one or both of the above-referenced share price goals are achieved for any ten trading days during any period of 30 consecutive trading days, but prior to the expiration date of the grant. As of June 14, 2007, Apache’s share price exceeded the $81 threshold for the required ten days. The first installment of 25 percent was issued in July 2007. Subsequent installments of 25 percent each will be issued in 2008, 2009, and 2010 to participants then employed by the Company. As of February 29, 2008, Apache’s share price exceeded the $108 threshold for the required ten days. The first installment of 25 percent will be issued on or before March 28, 2008. Subsequent installments of 25 percent each will be issued in 2009, 2010, and 2011 to participants then employed by the Company. Since the inception of the 2005 Share Appreciation Plan, Apache’s long-term shareholders have seen the value of the Company more than double, increasing market capitalization by more than $19 billion. For this achievement, approximately 2,800 Apache employees will potentially receive shares with total value equal to about one percent of the growth in market capitalization.

The MD&C Committee believes that the periodic grant of performance shares, otherwise known as conditional grants, provides an effective retentive element of compensation in the event significant stock price appreciation is achieved. The periodic grant of performance shares complements and reinforces the overall compensation program.

Equity Award Timing

The MD&C Committee meets each May to determine annual grants of equity awards for the executive officers of the Company. Actual grants of options are made by the Stock Option Plan Committee of the Company’s board of directors. The exercise price for stock option grants is set at the per share closing price for Apache common stock on the day on which the grant is made. The Company does not back date stock option grants. The Company has not and does not time the grant of awards in coordination with the release of material, non-public information. In the case of a newly-hired executive officer, the grant would be submitted for approval at the next regularly scheduled meeting of the Stock Option Plan Committee and the exercise price would be set on the day of such approval.

Benefits	General Executive Policies

Apache executive officers are eligible for a limited number of benefits as part of the total compensation provided to maintain a basic level of market competitiveness. This includes a complete diagnostic annual physical, club dues, whole life insurance, enhanced long term disability coverage, and continued contributions to a deferred compensation plan once limits are reached in qualified retirement plans.

Use of Company Property

In addition, to facilitate efficient business travel and for security reasons, the board requires both the chairman and the chief executive officer to use the Company’s aircraft for both business and personal travel. The Company also provides the chairman with an apartment, car and driver.

More details on the above benefits are presented under “All Other Compensation” following the Summary Compensation Table.

No Stock Ownership Requirements	Because our Named Executive Officers own a significant number of shares of common stock and have been long-term investors in Apache, the Company has not seen the necessity to require that the Named Executive Officers acquire or hold any amount of Company stock. The Company believes that any such requirement would have little effect because the thresholds would likely fall significantly below the number of shares currently owned. As reflected in the Securities Ownership and Principal Holders Table, the Named Executive Officers have substantial holdings of the Company’s stock despite the absence of such a requirement.

2007 Executive Compensation Market Analysis Results	The Named Executive Officers, as a group, received base salaries and annual incentive awards that fell in between the 50th and 75th percentile Market Reference Points. The long-term incentive awards fell slightly below the 50th percentile Market Reference Point.

2007 MD&C Compensation Decisions Roles and Responsibilities of the Chairman and the Chief Executive Officer	Raymond Plank, our chairman of the board of directors, was chief executive officer from 1966 until May 2002. From the Company’s founding in 1954, his vision, entrepreneurial spirit, and determination have contributed to shaping Apache as it evolved from a small company that organized drilling partnerships to today, when it is one of the larger independent exploration and production companies. After 54 years in the oil and gas industry, Mr. Plank provides experience, contacts, and the ability to gauge appropriate risks that help guide the Company on its successful path. During 54 years under Mr. Plank’s leadership, the Company successfully navigated and survived multiple economic downturns, recessions, sustained periods of low commodity prices, periods of limited capital availability, and depletion of U.S. reserves to become a successful and growing international independent oil and gas company, positioned to take advantage of recent high commodity prices, without taking undue risks. The board of directors believes the Company and its employees are fortunate to have the ability to draw on the experience and perspective of our founder.

Mr. Plank complements and advises the chief executive officer and the CEO’s direct reports and focuses on the long-range direction, capital allocation, cost controls, and strategies of the Company. Mr. Plank’s responsibilities do not overlap with those of the chief executive officer. Mr. Plank’s activities include direction of Apache’s intensive, on-going programs to monitor, analyze, and respond creatively to the changes and new requirements in the oil and gas industry, and leadership in maintenance of sound business relationships with the management of many of the world’s largest oil and gas companies. These relationships are important to Apache’s strategic alliances and to its acquisition approach, which emphasizes privately negotiated transactions that develop and achieve mutual business benefits. Mr. Plank participates in developing the Company’s strategies, capital allocation, cost controls, and setting corporate direction. The board of directors believes that Mr. Plank’s continued service to the Company affords us a competitive advantage over our competitors.

G. Steven Farris, our president, chief executive officer and chief operating officer, assumed the responsibilities of chief executive officer in May 2002. His activities include leadership in developing the Company’s strategies, recommending and implementing the Company’s capital expenditure programs, and maintenance of sound business relationships with the management of many of the world’s largest oil and gas companies and with the investment community. Mr. Farris has been responsible for the Company’s developing interest and successful exploration efforts going forward in international areas such as Egypt, Australia, the North Sea, Argentina, and Canada. As chief executive officer, he oversees all of the Company’s major business and staff units, while guiding and developing Apache’s senior management. Reporting directly to Mr. Farris is each of the executive vice presidents and corporate and regional vice presidents, including the chief financial officer and the general counsel.

2007 Corporate Performance	As described above, 2007 was the Company’s best year ever. Records were reached in all key categories of earnings, cash-flow, revenues, production and reserve growth. The Company increased its production by 12 percent, its stock price increased by 62 percent, which was second in our peer group, and it added $14 billion of stockholder value in 2007.

Chairman	The Company has had 22 years of consecutive reserve growth and has increased production in 28 out of the last 29 years. Over the last 15 years, the Company has grown reserves by an average of 19 percent per annum and production by an average of 14 percent per annum. The board and the MD&C Committee recognize that this outstanding record of growth is the result of senior management’s perseverance with its long-term capital investment program, in the face of significant countervailing pressures from outsiders for stock buybacks and other uses of Company cash that would not have positioned the Company to continue growing reserves and production into the increasing price environment of the past several years. This focus on long-term investments for the future, rather than short-term profits and results, is a direct result of the leadership of both the chairman and the chief executive officer.

In 2007, the Company exceeded four of six of the Corporate Goals for the year.

Based on the foregoing, including the 2007 corporate performance, and in light of the compensation decision making policies described above, the MD&C Committee, on February 16, 2008, increased Mr. Plank’s base salary slightly from $1,450,000 to $1,500,000, which is approximately the 75th percentile Market Reference Point; and awarded Mr. Plank a cash incentive bonus for 2007 of $1,900,000, which was 132 percent of his 2007 salary. In May 2007, Mr. Plank was awarded long-term incentives in the manner described above under Long-Term Incentive.

Mr. Plank’s awards are reflected in the Summary Compensation Table and Grants of Plan Based Awards Table. Mr. Plank’s employment agreement is discussed under “Employment Contracts and Termination of Employment and Change-in-Control Arrangements”.

Chief Executive Officer	Based on the foregoing, including the 2007 corporate performance, and in light of the compensation decision making processes and policies described above, the MD&C Committee, on February 16, 2008, increased Mr. Farris’ base salary slightly from $1,450,000 to $1,500,000, which is approximately the 75th percentile Market Reference Point; and awarded Mr. Farris a cash incentive bonus for 2007 of $1,900,000, which was 132 percent of his 2007 salary. In May 2007, Mr. Farris was awarded long-term incentives in the manner described above under Long-Term Incentive.

Mr. Farris’ awards are reflected in the Summary Compensation Table and Grants of Plan Based Awards Table. Mr. Farris’ employment agreement is discussed under “Employment Contracts and Termination of Employment and Change-in-Control Arrangements”.

Other Named Executive Officers	Messrs. Roger Plank, Crum and Eichler have served Apache for a combined 54 years. During this period, each of them has made significant contributions to the Company. After assuming the position of chief financial officer on August 1, 1997, Mr. Roger Plank has been instrumental in managing the financial health of the Company. He has managed the complex financial matters related to the expansion of the Company into the global market place. The scope of his responsibilities is large and has continued to grow in recent years because of securities laws changes such as the Sarbanes-Oxley Act of 2002. Mr. Crum has overseen numerous international operations including increasing the performance of our North Sea properties, spearheading our Australia region and, most recently, leading our Canadian operations. Our Canada region comprises 23 percent of the Company’s estimated proved reserves, which makes it the second largest region in the Company. Mr. Eichler has spearheaded our Egypt region for more than ten years. He has been integral to the growth and development of that region. Due to growth during those ten years, Egypt has become the country with the Company’s largest single acreage position and immense resource potential. In 2007, Egypt contributed approximately 18 percent of the Company’s total production.

In 2007, the Company exceeded four of six of the Corporate Goals for the year. Once the additional credits are taken into account, the strategic objectives were also exceeded for the year.

Based on the foregoing, including the 2007 corporate performance, and in light of the compensation decision making processes and policies described above, including awards and recommendations by both our chairman and our chief executive officer and consideration of the performance of a Company region, as applicable, the Company awarded each of Messrs. Roger Plank, Crum and Eichler cash incentive bonus payments for 2007 of approximately 87 percent of base salary, based on exceeding the targeted performance on both the Corporate Goals and the strategic objectives; awarded Mr. Crum an additional one-time payment of $50,000 in connection with his transition to Canada; and awarded each of them long term incentives in the manner described above under Long-Term Incentive.

In recognition of the Company’s outstanding financial and operational results that led to a record setting 2007, the board of directors authorized a special award of 12.65 percent of the approved bonus that was given to all of the Company’s employees except for the chairman and the chief executive officer. These additional awards were paid separately to Messrs. Roger Plank, Crum and Eichler but simultaneously with their regular incentive plan bonuses. The total of both cash incentive bonus payments for each of Messrs. Roger Plank, Crum and Eichler for 2007 was 97.5 percent of base salary.

On May 16, 2007, the Company increased Mr. Roger Plank’s base salary from $500,000 to $535,000, and on November 1, 2007, increased Mr. Crum’s base salary from $385,000 to $420,000 and Mr. Eichler’s base salary from $355,000 to $390,000.

Our Named Executive Officers’ awards are reflected in the Summary Compensation Table and Grants of Plan Based Awards Table.

Other Executives	Based on the achievement record described above, the MD&C Committee recommended, and the full board of directors unanimously approved, a cash incentive bonus payment of approximately 115 percent of the targets set for executive officers participating in the Annual Incentive plan described above that was applicable to our Named Executive Officers, other than our chairman and our chief executive officer. The special 12.65 percent award mentioned above was in addition to the regular incentive plan bonus payment.

Tax Legislation	The Omnibus Budget Reconciliation Act of 1993 (“OBRA”), as interpreted by the Internal Revenue Service on June 4, 2007, imposes a limit, with certain exceptions, on the amount that a publicly held corporation may deduct in any tax year commencing on or after January 1, 1994, for the compensation paid or accrued with respect to its chief executive officer and its three highest compensated officers for the year (other than the principal executive officer or the principal financial officer). The MD&C Committee continues to review the Company’s compensation plans based upon these regulations and, from time to time, determines what further actions or changes to the Company’s compensation plans, if any, are appropriate. It is the intention of the MD&C Committee to receive stockholder approval for all future stock-based compensation plans so that they may qualify for the performance-based compensation exemption.

The Company’s 1995 Stock Option Plan, 1998 Stock Option Plan, 2005 Stock Option Plan, 2005 Share Appreciation Plan, and 2007 Omnibus Equity Compensation Plan were approved by the Company’s stockholders and grants made under such plans qualify as “performance-based” under the regulations. The Company’s existing incentive compensation plans, special achievement bonuses, Executive Restricted Stock Plan, and 2000 Stock Option Plan do not meet the requirements of the regulations, as the stockholder approvals necessary for exemption were not sought. However, these plans operate similarly to prior or other existing plans and are designed to reward the contribution and performance of employees and to provide a meaningful incentive for achieving the Company’s goals, which in turn enhances stockholder value. No further grants can be made under the 2000 Stock Option Plan as it has since terminated.
Upon stockholder approval of the 2007 Omnibus Equity Compensation Plan on May 2, 2007, the Company’s Executive Restricted Stock Plan and 2005 Stock Option Plan were amended to allow no additional grants on or after that date. While the MD&C Committee cannot predict with certainty how the Company’s compensation policies may be further impacted by OBRA, it is anticipated that executive compensation paid or accrued pursuant to the Company’s compensation plans that have not met the requirements of the regulations will not result in any material loss of tax deductions in the foreseeable future.

Internal Revenue Code section 409A requires “nonqualified deferred compensation plans” to meet requirements in order to avoid acceleration of the recipient’s federal income taxation of the deferred compensation. The Internal Revenue Service issued final regulations in April 2007 regarding the application of Section 409A, which are generally effective January 1, 2009. In the meantime, companies are expected to comply in “good faith” with the statute, taking note of the interim guidance issued by the Internal Revenue Service. The Company has amended several of its benefit plans in order for them to be exempt from Section 409A, while the Company continues to provide benefits through several plans that remain subject to Section 409A. The terms of most of these plans have been amended to bring them into a best efforts compliance with the interim guidance on Section 409A, and the terms of all the plans will be amended in 2008, as necessary, to meet the requirements of the final regulations.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE REPORT

The Management Development and Compensation Committee of the board of directors of Apache Corporation reviewed and discussed with Company management the Compensation Discussion and Analysis set forth above, and based upon such review and discussion, recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Management Development and Compensation Committee

Frederick M. Bohen, Chairman
A.D. Frazier, Jr.
John A. Kocur
George D. Lawrence

SUMMARY COMPENSATION TABLE

The table below summarizes the compensation paid to the individuals listed below for all services rendered to the Company and its subsidiaries during fiscal years 2007 and 2006. The persons included in this table are the Company’s chief executive officer, chief financial officer, and the three other most highly compensated executive officers (the “Named Executive Officers”) who served as executive officers of the Company during 2007:

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
		Salary	Bonus(1)	Awards(2)	Awards(2)	Compensation(3)	Earnings(4)	Compensation(5)	Total
Name and Principal Position(a)	Year(b)	($)(c)	($)(d)	($)(e)	($)(f)	($)(g)	($)(h)	($)(i)	($)(j)

Raymond Plank	2007	1,437,500	—	1,127,689	669,037	1,900,000	68,714	283,212	5,486,152
Chairman of the Board	2006	1,331,250	—	909,331	553,764	1,100,000	59,997	258,846	4,213,188

G. Steven Farris	2007	1,437,500	—	2,043,382	896,116	1,900,000	976,446	472,511	7,725,955
President, Chief Executive Officer and	2006	1,331,250	—	1,345,441	553,764	1,100,000	335,106	620,100	5,285,661
Chief Operating Officer

Roger B. Plank	2007	521,875	—	416,857	132,024	508,840	683,385	169,741	2,432,722
Executive Vice President and	2006	490,625	—	370,454	66,220	349,600	159,992	187,260	1,624,151
Chief Financial Officer

John A. Crum	2007	390,833	50,000	289,721	98,825	381,095	1,053,804	1,475,265	3,739,543
Executive Vice President — Canada	2006	366,042	—	274,562	48,570	260,800	91,239	386,583	1,427,796

Rodney J. Eichler	2007	360,833	—	288,174	92,165	351,806	173,785	703,819	1,970,582
Executive Vice President — Egypt	2006	341,459	—	249,725	45,814	243,300	310,336	343,517	1,534,151

(1)	For 2007, the Named Executive Officers, with the exception of Mr. Crum, were not entitled to receive payments that would be characterized as bonus payments. Mr. Crum received a one-time payment in connection with his transition to Canada.

(2)	Dollar amount of compensation recognized in 2007 for stock awards and option awards, as defined under FAS 123R, including costs related to awards granted in previous years as well as 2007. Dollar amount does not include compensation costs for awards with performance-based vesting requirements that have not been attained and for which attainment has not yet been deemed probable. The discussion of the assumptions used in calculating these values can be found in the footnotes to the Grants of Plan Based Awards Table below and in Note 7 of the Notes to Consolidated Financial Statements included in the Company’s Form 10-K for the year ended December 31, 2007.

(3)	Amounts reflected under column (g) are paid pursuant to the Company’s incentive compensation plan as described under “Annual Incentive” in the Compensation Discussion and Analysis. The amounts awarded to Messrs. Roger Plank, Crum and Eichler represent the total incentive bonus comprised of the recommended award of $451,700, $338,300, and $312,300, respectively, along with the special award, authorized by the board of directors to recognize a stellar year and described in the Compensation Discussion and Analysis, of an additional 12.65 percent of the original award resulting in the additional payment of $57,140, $42,795 and $39,506, respectively.

(4)	See Non-Qualified Deferred Compensation Table below.

(5)	For additional information on All Other Compensation, see discussion and table below.

All Other Compensation

Officers participate in two qualified retirement plans. The 401(k) Savings Plan provides a match up to the first six percent of base pay and incentive bonus. The Money Purchase Retirement Plan, provides an annual six percent company contribution into the same investment choices as the 401(k) plan with the exception of Company stock. Additionally, officers can elect to participate in the Non-Qualified Retirement Savings Plan to defer beyond the limits in the 401(k) plan and continue Company contributions which exceed the limits in the qualified plans. The investment choices mirror those in the qualified retirement plans. The Deferred Delivery Plan allows officers the ability to defer income in the form of deferred units from the vesting of restricted stock units under the Company’s Executive Restricted Stock Plan and 2007 Omnibus Equity Compensation Plan. The contributions into both non-qualified plans are reported in the Non-Qualified Deferred Compensation Table. The Company does not maintain a defined benefit plan for U.S. employees.

Apache provides U.S. employees with two times their base salary under group term life insurance. Executives receive the first $50,000 of coverage under the same group term life insurance plan, and the remaining amount to bring them up to two times salary is provided in the form of whole life insurance policies, with the exception of Raymond Plank. In exchange for surrendering life insurance coverage, a 20-year annuity was purchased for Mr. Plank that pays $31,500 annually until April 1, 2008. The Company paid the annual annuity fee for 2007 and 2006. Mr. Plank is reimbursed for the taxes payable on the income attributable to the premiums and fees for these policies.

To facilitate efficient business travel and for security reasons, the board requires the chairman and the chief executive officer to use the Company’s aircraft for both business and personal travel. Also during 2007, the chief financial officer utilized the Company’s aircraft for both business and personal travel. Even though the Company considers these costs a necessary business expense rather than a perquisite, in line with SEC guidance, the following table includes the amounts attributable to the top three officer’s personal aircraft usage, including trips for Company-supported charitable interests. The methodology for the valuation of non-integral use of corporate aircraft for disclosure in the Summary Compensation Table, in compliance with SEC guidance, calculates the incremental cost to the Company for personal use of the aircraft based on the cost of fuel and oil per hour of flight; trip-related inspections, repairs and maintenance; crew travel expenses; on-board catering; trip-related flight planning services; landing, parking, and hanger fees; supplies; passenger ground transportation; and other variable costs. Additionally, the value of trips attributable to philanthropic interests were included, even though they are seen as contributing to the goodwill of the Company. In addition, Standard Industry Fare Level (“SIFL”) tables, published by the Internal Revenue Service, are used to determine the amount of compensation income that is imputed to the executive for tax purposes for personal use of corporate aircraft. With the appropriate approvals, these executive officers are reimbursed for the taxes on the income attributable to the use of corporate aircraft, as approved by the board of directors, and such amounts are included in All Other Compensation shown in the Summary Compensation Table.

The Company provides the chairman with an apartment, car, and driver. Mr. Plank is reimbursed for the taxes on the income attributable to these benefits.

In addition to the benefits for which all employees are eligible, the Company also covers the cost of a complete diagnostic annual physical and pays club dues and the full cost of enhanced long term disability coverage for the officers.

The Company provides various forms of compensation related to expatriate assignment that differ according to location and term of assignment including: foreign service premium, foreign assignment tax equalization, location pay, housing and utilities, home leave and travel, goods and services allowance, relocation expense, and tax return preparation. These items have been broken out separately in the following table under Foreign Assignment Allowances to reflect the amounts that pertain to Mr. Crum and Mr. Eichler. Mr. Crum was Executive Vice President — North Sea until June 2006 and, effective July 1, 2007, he transferred to the Canadian region as Executive Vice President, Canada. Mr. Eichler, Executive Vice President — Egypt, resided in Egypt during 2006 and 2007.

The following table provides a detailed breakdown of the amounts for fiscal years 2007 and 2006 under “All Other Compensation” in the Summary Compensation Table:

		Raymond		G. Steven		Roger B.		John A.	Rodney J.
Benefits	Year	Plank		Farris		Plank		Crum	Eichler

Company Contributions Retirement Plans	2007	$27,000		$27,000		$27,000		$27,000	$27,000
	2006	$26,400		$26,400		$26,400		$26,400	$26,400

Company Contributions Non-Qualified Plan	2007	$145,750		$277,500		$77,577		$51,196	$45,496
	2006	$139,475		$265,350		$57,328		$37,326	$34,976

Life Insurance Premiums or Annuity Fees	2007	$1,200		$76,256		$12,169		$13,247	$18,800
	2006	$1,200	(a)	$100,475		$14,979		$14,707	$18,800

Reimbursement for Payment of Taxes on	2007	$688		$43,738		$6,980		$7,598	$13,309
Life Insurance Premiums or Annuity Fees	2006	$688		$57,629		$8,591		$8,435	$13,309

Use of Company Property	2007	$76,449	(b)	$24,936	(c)	$25,830	(c)	$—	$6,600
	2006	$84,665	(d)	$153,915	(d)	$55,401	(d)	$7,200	$6,000

Reimbursement for Payment of Taxes on	2007	$32,125		$11,371		$12,722		$—	$88
Use of Company Property	2006	$6,418		$8,547		$16,685		$106	$88

Enhanced Long Term Disability Coverage,	2007	$—		$10,276		$6,029		$5,841	$3,382
Annual Physicals, and Club Memberships	2006	$—		$7,393		$6,200		$3,427	$2,768

Reimbursement for Payment of Taxes on	2007	$—		$1,434		$1,434		$1,434	$—
Annual Physicals and Club Memberships	2006	$—		$391		$1,676		$516	$283

Subtotal Benefits — 2007		$283,212		$472,511		$169,741		$106,316	$114,675
Subtotal Benefits — 2006		$258,846		$620,100		$187,260		$98,117	$102,624

(Table continued on following page)

		Raymond	G. Steven	Roger B.	John A.		Rodney J.
Foreign Assignment Allowances	Year	Plank	Farris	Plank	Crum		Eichler
Foreign Service Premium	2007	$—	$—	$—	$29,750		$54,125
	2006	$—	$—	$—	$26,250		$51,219

Foreign Assignment Tax Equalization	2007	$—	$—	$—	$1,219,854	(e)	$355,055
	2006	$—	$—	$—	$187,808		$—

Location Pay	2007	$—	$—	$—	$—		$72,166
	2006	$—	$—	$—	$—		$68,292

Housing and Utilities	2007	$—	$—	$—	$63,683		$47,093
	2006	$—	$—	$—	$11,137		$47,954

Home Leave and Travel	2007	$—	$—	$—	$—		$55,540
	2006	$—	$—	$—	$—		$72,678

Goods and Services Allowance	2007	$—	$—	$—	$22,383		$4,415
	2006	$—	$—	$—	$33,354		$—

Relocation Allowance	2007	$—	$—	$—	$32,529		$—
	2006	$—	$—	$—	$29,167		$—

Tax Return Preparation	2007	$—	$—	$—	$750		$750
	2006	$—	$—	$—	$750		$750

Subtotal Foreign Assignment Allowances — 2007		$—	$—	$—	$1,368,949		$589,144
Subtotal Foreign Assignment Allowances — 2006		$—	$—	$—	$288,466		$240,893

Total All Other Compensation — 2007	$283,212	$472,511	$169,741	$1,475,265	$703,819
Total All Other Compensation — 2006	$258,846	$620,100	$187,260	$386,583	$343,517

(a)	For Raymond Plank, annuity fee related to the 20-year annuity purchased in exchange for surrendering life insurance coverage.

(b)	For Raymond Plank, this amount for 2007 includes $40,447 for use of Company-owned apartment, $5,158 for Company-provided car and driver, and $30,844 for use of corporate aircraft of which $10,220 was related to Company-supported charitable interests.

(c)	These amounts for 2007 are for use of corporate aircraft. For Roger B. Plank, the amount includes $3,650 related to Company-supported charitable interests.

(d)	For Raymond Plank, G. Steven Farris, and Roger B. Plank, these amounts for 2006 are for use of corporate aircraft, of which $3,204, $23,078, and $10,883, respectively, was related to Company-supported charitable interests.

(e)	This amount includes an overpayment of tax paid by the Company on Mr. Crum’s behalf to the Canada Revenue Agency in connection with the gain on his 2007 stock option exercise. It has been determined that this income was not subject to withholding in Canada and, therefore, the overpayment will be remitted back to the Company in a future tax year.

GRANTS OF PLAN BASED AWARDS TABLE

The table below provides supplemental information relating to the Company’s grants of stock options and restricted stock units during fiscal year 2007 to the Named Executive Officers. There were no stock appreciation rights (“SARs”) granted during the last fiscal year. Also included, in compliance with SEC rules on disclosure of executive compensation, is information relating to the estimated grant date fair value of the grants, based upon principles of the Black-Scholes option pricing model. Black-Scholes model utilizes numerous arbitrary assumptions about financial variables such as interest rates, stock price volatility and future dividend yield. Neither the values reflected in the table nor the assumptions utilized in arriving at the values should be considered indicative of future stock performance.

					Estimated Future			All Other
		Estimated Future			Payouts Under			Stock	All Other Option		Grant Date
		Payouts Under			Equity Incentive Plan			Awards: Number	Awards: Number	Exercise or Base	Fair
		Non-Equity Incentive Plan Awards			Awards			of Shares of	of Securities	Price of	Value of Stock
								Stock or	Underlying	Option	and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units(#)	Options(#)	Awards ($/Sh)	Awards ($)
Name(a)	Date(b)	($)(c)	($)(d)	($)(e)	(#)(f)	(#)(g)	(#)(h)	(1)(i)	(2)(j)	(4)(k)	(1)(5)(l)
Raymond Plank	05/01/2007	—	—	—	—	—	—	20,700	—	—	1,517,103
	05/02/2007	—	—	—	—	—	—	—	—(3)	—(3)	—(3)

G. Steven Farris	05/01/2007	—	—	—	—	—	—	20,700	—	—	1,517,103
	05/02/2007	—	—	—	—	—	—	—	62,100	74.10	1,362,474

Roger B. Plank	05/01/2007	—	—	—	—	—	—	7,100	—	—	520,359
	05/02/2007	—	—	—	—	—	—	—	14,300	74.10	313,742

John A. Crum	05/01/2007	—	—	—	—	—	—	5,500	—	—	403,095
	05/02/2007	—	—	—	—	—	—	—	11,000	74.10	241,340

Rodney J. Eichler	05/01/2007	—	—	—	—	—	—	5,100	—	—	373,779
	05/02/2007	—	—	—	—	—	—	—	10,100	74.10	221,594

(1)	This column reflects the number of restricted stock units granted under the terms of the Executive Restricted Stock Plan. Such restricted stock units vest ratably over four years and no dividends are paid on such units until vested. The grant date fair value of these awards is based on a closing price of the Company’s common stock on the date of grant.

(2)	This column sets forth the number of shares of the Company’s common stock subject to options granted under the terms of the 2007 Omnibus Equity Compensation Plan. The options granted under the terms of the 2007 Omnibus Equity Compensation Plan are generally nontransferable and become exercisable ratably over four years. The options were granted for a term of ten years, subject to earlier termination in specific circumstances related to termination of employment, and are not intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code. The exercise price and any withholding tax requirements may be paid by cash and/or delivery or attestation of already-owned shares of the Company’s common stock.

The Company’s stock option plans, including the 2007 Omnibus Equity Compensation Plan, are administered by the Stock Option Plan Committee of Apache’s board of directors.

Options granted under the 2007 Omnibus Equity Compensation Plan are subject to appropriate adjustment in the event of reorganization, stock split, stock dividend, combination of shares, merger, consolidation or other recapitalization of the Company. If there is a change in control of the Company, all outstanding options become automatically vested so as to make all such options fully vested and exercisable as of the date of such change of control. A change in control occurs when a person, partnership or corporation acting in concert, or any or all of them, acquires more than 20 percent of the Company’s outstanding voting securities. A change in control shall not occur if, prior to the acquisition of more than 20 percent of the Company’s voting securities, such persons, partnerships or corporations are solicited to do so by the Company’s board of directors.

(3)	Raymond Plank requested that he not be granted stock options in May 2007 — see discussion under the heading “Long-Term Incentive” in the Compensation Discussion and Analysis.
(footnotes continued on following page)

(4)	The exercise price is the closing price per share of the Company’s common stock on the date of grant, as reported on The New York Exchange, Inc. Composite Transactions Reporting System.

(5)	The grant date present value is based on the Black-Scholes option pricing model adapted for use in calculating the fair value of executive stock options, using the following assumptions for the grants made May 2, 2007: volatility — 24.35 percent; risk free rate of return — 4.55 percent; dividend yield — 0.81 percent; and expected option life — 5.5 years. There were no adjustments made to the model for non-transferability or risk of forfeiture. The actual value, if any, an executive may realize will depend on the excess of the market price over the exercise price on the date the option is exercised. There is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The table below provides supplemental information relating to the stock-based awards held by the Named Executive Officers at year-end 2007:

Option Awards							Stock Awards
												Equity Incentive
				Equity Incentive						Equity Incentive		Plan Awards:
	Number of	Number of		Plan Awards:			Number of			Plan Awards:		Market or
	Securities	Securities		Number of			Shares or		Market Value	Number of		Payout Value of
	Underlying	Underlying		Securities			Units of		of Shares	Unearned Shares,		Unearned Shares,
	Unexercised	Unexercised		Underlying	Option	Option	Stock that		or Units of	Units or Other		Units or Other
	Options	Options		Unexercised	Exercise	Expiration	Have Not		Stock that Have	Rights That Have		Rights That Have
	Exercisable	Unexercisable		Unearned Options	Price	Date	Vested		Not Vested(1)	Not Vested		Not Vested
Name(a)	(#)(b)	(#)(c)		(#)(d)	($)(e)	(f)	(#)(g)		($)(h)	(#)(i)		($)(j)

Raymond Plank	37,750	—		—	14.4210	05/05/2009	2,650	(2)	284,981	22,220	(7)	—	(7)
	57,750	—		—	17.9654	09/22/2009	10,750	(3)	1,156,055	11,108	(4)	1,194,554	(1)
	31,865	—		—	49.7100	05/03/2010	14,100	(5)	1,516,314	—		—
	79,174	—		—	49.7100	05/02/2011	20,700	(6)	2,226,078	—		—
	31,750	31,750	(9)	—	56.7300	05/05/2015
	14,075	42,225	(5)	—	71.8800	05/03/2016

G. Steven Farris	57,750	—		—	14.4210	05/05/2009	76,998	(8)	8,280,365	22,220	(7)	—	(7)
	57,750	—		—	17.9654	09/22/2009	2,650	(2)	284,981	11,108	(4)	1,194,554	(1)
	29,253	—		—	49.7100	05/03/2010	10,750	(3)	1,156,055	—		—
	79,174	—		—	49.7100	05/02/2011	14,100	(5)	1,516,314	—		—
	31,750	31,750	(9)	—	56.7300	05/05/2015	20,700	(6)
	14,075	42,225	(5)	—	71.8800	05/03/2016
	—	62,100	(10)	—	74.1000	05/02/2017

Roger B. Plank	18,364	—		—	14.4210	05/05/2009	1,200	(2)	129,048	8,800	(7)	—	(7)
	18,480	—		—	17.9654	09/22/2009	3,900	(3)	419,406	4,395	(4)	472,638	(1)
	48,972	—		—	21.2663	05/03/2010	4,950	(5)	532,323	—		—
	26,267	—		—	51.1400	05/02/2011	7,100	(6)	763,534	—		—
	11,682	—		—	51.1400	05/03/2010
	3,850	3,850	(3)	—	56.7300	05/05/2015
	1,650	4,950	(5)	—	71.8800	05/03/2016
	—	14,300	(10)	—	74.1000	05/02/2017

John A. Crum	14,090	—		—	21.2663	05/03/2010	875	(2)	94,098	6,480	(7)	—	(7)
	32,802	—		—	25.1083	05/02/2011	2,850	(3)	306,489	3,240	(4)	348,430	(1)
	2,800	2,800	(9)	—	56.7300	05/05/2015	3,675	(5)	395,210	—		—
	1,225	3,675	(5)	—	71.8800	05/03/2016	5,500	(6)	591,470	—		—
	—	11,000	(10)	—	74.1000	05/02/2017

Rodney J. Eichler	9,124	—		—	11.6884	09/17/2008	800	(2)	86,032	6,110	(7)	—	(7)
	10,164	—		—	14.4210	05/05/2009	2,700	(3)	290,358	3,053	(4)	328,320	(1)
	10,164	—		—	17.9654	09/22/2009	3,450	(5)	371,013	—		—
	22,406	—		—	25.1083	05/02/2011	5,100	(6)	548,454	—		—
	1,328	—		—	55.6200	05/03/2010
	2,650	2,650	(9)	—	56.7300	05/05/2015
	1,150	3,450	(5)	—	71.8800	05/03/2016
	—	10,100	(10)	—	74.1000	05/02/2017

(1)	Based on the per share closing price of the Company’s common stock of $107.54 for December 31, 2007.
(2)	Vests on 05/06/2008.
(3)	Vests ratably on 05/04/2008 and 05/04/2009.
(4)	Vests ratably on 06/14/2008, 06/14/2009 and 06/14/2010.
(5)	Vests ratably on 05/03/2008, 05/03/2009 and 05/03/2010.
(6)	Vests ratably on 06/01/2008, 05/01/2009, 05/01/2010 and 05/01/2011.
(7)	Vests only if $108.00 price threshold attained prior to 01/01/2009; no payout value unless vesting occurs.
(8)	Vests on 01/01/2008 under terms of conditional grant agreement — see footnotes to Option Exercises and Stock Vested Table.
(9)	Vests ratably on 05/05/08 and 05/05/09.
(10)	Vests ratably on 05/02/08, 05/02/09, 05/02/10, 05/02/11.

OPTION EXERCISES AND STOCK VESTED TABLE

The table below provides supplemental information relating to the value realized upon the exercise of stock options and upon the vesting of restricted stock units and conditional grants during fiscal year 2007, by each Named Executive Officer:

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name(a)	(#)(b)	($)(c)	(#)(d)(i)	($)(e)(i)

Raymond Plank	153,636	9,970,577	20,327	1,590,405

G. Steven Farris	0	0	81,925 (ii)	5,687,288 (ii)

Roger B. Plank	88,122	5,989,187	8,065	629,150

John A. Crum	65,718	3,984,285	5,905	460,870

Rodney J. Eichler	18,248	1,357,272	5,517 (iii)	430,737 (iii)

(i)	Reflects restricted stock units vested under the terms of the Executive Restricted Stock Plan and conditional grants vested under the 2005 Share Appreciation Plan.

(ii)	Includes compensation of $4,096,883 related to the vesting of the fourth periodic installment of 61,598 shares under Mr. Farris’ conditional stock award, of which 36,959 shares (60 percent) were paid to Mr. Farris in the form of stock. The value of the remaining 24,639 shares (40 percent) was paid in cash, based on the per share closing price of the Company’s common stock of $66.51 on December 29, 2006. Required tax withholding on the full amount of the fourth vested installment was deducted from the portion paid in cash.

On December 17, 1998, the Company’s board of directors granted a conditional stock award to Mr. Farris for a total of 100,000 shares of the Company’s common stock (230,992 shares after adjustment for the stock dividends and stock split). The award is composed of five periodic installments, commencing on January 1st of each of the next five years, and vesting on the fifth anniversary following the applicable commencement date (subject to acceleration under specific circumstances). To receive each installment, which is payable 40 percent in cash and 60 percent in stock, Mr. Farris must be employed by the Company on the applicable commencement and vesting dates. Mr. Farris has all voting, dividend and liquidation rights for each installment of shares as of the applicable commencement date listed below:

6,667 shares (15,398 shares after adjustment) commencing January 1, 1999, vesting January 1, 2004

13,333 shares (30,798 shares after adjustment) commencing January 1, 2000, vesting January 1, 2005

20,000 shares (46,200 shares after adjustment) commencing January 1, 2001, vesting January 1, 2006

26,667 shares (61,598 shares after adjustment) commencing January 1, 2002, vesting January 1, 2007

33,333 shares (76,998 shares after adjustment) commencing January 1, 2003, vesting January 1, 2008.

(iii)	For Mr. Eichler, includes compensation of $343,102 related to the vesting of 4,500 shares that, after required FICA tax withholding of $4,975, was deferred under the terms of Apache’s Deferred Delivery Plan.

NON-QUALIFIED DEFERRED COMPENSATION TABLE

The table below provides supplemental information relating to compensation deferred during fiscal year 2007 under the terms of the Non-Qualified Retirement/Savings Plan and/or the Deferred Delivery Plan by the Named Executive Officers:

							Aggregate
		Executive	Registrant	Aggregate		Aggregate	Balance
		Contributions in	Contributions in	Earnings in		Withdrawals/	at Last
		Last FY	Last FY	Last FY		Distributions	FYE
Name(a)		($)(b)	($)(c)	($)(d)		($)(e)	($)(f)
Raymond Plank	(i)	0	145,750	384		139,725	7,014
	(ii)	0	0	68,330		3,708,210	9,274,635

G. Steven Farris	(i)	135,125	227,500	976,446	(iii)	0	5,811,399
	(ii)	0	0	0		0	0

Roger B. Plank	(i)	106,816	77,577	663,582	(iii)	0	3,283,053
	(ii)	0	0	19,803		301,381	3,297,183

John A. Crum	(i)	30,634	51,196	1,053,804	(iii)	0	3,768,813
	(ii)	0	0	0		0	0

Rodney J. Eichler	(i)	349,788	45,496	161,769	(iii)	0	3,015,913
	(ii)	338,127	0	12,016		0	2,402,168

(i)	Non-Qualified Retirement/Savings Plan — see discussion under “All Other Compensation” above. The amounts in column (c) are included in the Summary Compensation Table under All Other Compensation.

(ii)	Deferred Delivery Plan — see discussion under “All Other Compensation” above and footnote (2) to the table under “Equity Compensation Plan Information” above. The amounts in column (d) are not included in the Summary Compensation Table.

(iii)	Includes unrealized gain or loss as follows: Mr. Farris — $537,882; Mr. Roger Plank — $559,433; Mr. Crum — $991,105; and Mr. Eichler — ($156,205). These amounts are not included in the Summary Compensation Table.

EMPLOYMENT CONTRACTS AND TERMINATION OF
EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

The Company has entered into certain agreements and maintains certain plans that will require the Company to provide compensation to Named Executive Officers in the event of a termination of employment or a change in control of the Company. The amount of compensation payable to each Named Executive Officer in each situation is listed in the following table for fiscal year 2007:

	Retirement or		Termination		Change of
	Voluntary	For Cause	without		Control
Name	Termination	Termination	Cause		Termination(4)	Death
Raymond Plank
• Employment Contract(1)	$725,000/year	$725,000/year	$725,000/year		$725,000/year	$750,000
• Income Continuance Plan	N/A	N/A	N/A		$5,100,000	N/A
Benefits Continuation
• Health	$151,000	$151,000	$151,000		$151,000	$0
• Life	$1,200	$1,200	$1,200		$1,200	$0
Unvested & Accelerated
• Restricted Stock Units	$1,194,554	$0	$0		$6,377,982	$6,377,982
• Stock Options	$0	$0	$0		$3,118,961	$3,118,961

TOTAL	$2,071,754	$877,200	$877,200		$15,474,143	$10,246,943

G. Steven Farris
• Employment Contract(2)	$0	$0	$6,525,000		$6,525,000	$6,525,000
• Income Continuance Plan	$0	$0	$0		$5,100,000	N/A
Benefits Continuation	$0	$0	$0
• Health					$23,892	$1,952
• Life					$152,704
Unvested & Accelerated
• Restricted Stock Units(3)	$0	$0	$0		$12,432,270	$12,432,270
• Stock Options	$0	$0	$0		$5,195,585	$5,195,585

TOTAL	$0	$0	$6,525,000		$29,429,451	$24,154,807

Roger B. Plank
• Income Continuance Plan	$0	$0	$0		$1,769,200	$0
Benefits Continuation
• Health	$0	$0	$0		$35,248	$0
• Life	$0	$0	$0		$24,542	$0
Unvested & Accelerated
• Restricted Stock Units	$0	$0	$0		$2,316,951	$2,316,951
• Stock Options	$0	$0	$0		$850,328	$850,328

TOTAL	$0	$0	$0	(5)	$4,996,269	$3,167,279

John A. Crum
• Income Continuance Plan	$0	$0	$0		$1,361,600	$0
Benefits Continuation
• Health	$0	$0	$0		$35,248	$0
• Life	$0	$0	$0		$26,698	$0
Unvested & Accelerated
• Restricted Stock Units	$0	$0	$0		$1,737,697	$1,737,697
• Stock Options	$0	$0	$0		$641,159	$641,159

TOTAL	$0	$0	$0	(5)	$3,802,402	$2,378,856

Rodney J. Eichler
• Income Continuance Plan	$0	$0	$0		$1,266,600	$0
Benefits Continuation
• Health	$0	$0	$0		$27,296	$0
• Life	$0	$0	$0		$37,804	$0
Unvested & Accelerated
• Restricted Stock Units	$0	$0	$0		$1,624,177	$1,624,177
• Stock Options	$0	$0	$0		$595,418	$595,418

TOTAL	$0	$0	$0	(5)	$3,551,295	$2,219,595

(see footnotes on following page)

(1)	Mr. Raymond Plank serves the Company under an employment agreement entered into in December 1975, amended and restated in December 1990, and amended in April 1996. The agreement has an undefined term and is terminable at will by the Company’s board of directors. Mr. Plank’s annual compensation under the agreement is determined by the board of directors, but may not be less than $450,000. If his service as a director and an officer is terminated or if he retires, Mr. Plank will serve as an advisor and consultant to the Company for the remainder of his life at annual compensation equal to 50 percent of his then-current annual compensation and will receive health, dental, and vision benefits for himself, his spouse, and his eligible dependents during the remainder of his life. Pursuant to the agreement and in exchange for surrendering life insurance coverage, an annuity was purchased for Mr. Plank that pays $31,500 annually until April 1, 2008. Mr. Plank has agreed not to render service to any of the Company’s competitors for the entire period covered by the agreement. Upon Mr. Plank’s death, a total of $750,000 shall be paid (a) to his designee in equal monthly installments over ten years, or (b) if he has made no designation, in a lump sum to his estate.

(2)	Mr. Farris serves the Company pursuant to an employment agreement, dated June 6, 1988, under which his base salary as of year-end 2007 is $1,450,000. The agreement has an undefined term and may be terminated by either the Company or Mr. Farris on 30 days advance written notice. If Mr. Farris’ employment is terminated without “cause” (as defined in the employment agreement), or if he terminates his employment within 30 days of a reduction in his salary without a proportionate reduction in the salaries of all other Company executives, Mr. Farris will receive, for 36 months thereafter, (a) an amount equal to his base salary as it existed 60 days prior to termination and (b) 50 percent of the maximum amount for which he qualified under the Company’s incentive compensation plan, calculated on his base compensation as it existed 60 days prior to termination. In the event of Mr. Farris’ death during the 36-month period, the amounts described above shall be paid to his heirs or estate in addition to continuing individual dependent benefits for 60 days. Mr. Farris has agreed not to render service to any of the Company’s competitors for the term of his employment or, unless he is terminated without cause, for 36 months thereafter.

(3)	On December 17, 1998, Mr. Farris was granted a conditional stock award, the basic provisions of which are discussed above in the footnotes to the Option Exercises and Stock Vested Table and under the heading “Long-Term Incentive” in the Compensation Discussion and Analysis. Under the terms of the agreement for this award, the vesting of the remaining periodic installment is subject to acceleration under specific circumstances. Those circumstances generally relate to (a) termination of Mr. Farris’ employment other than for cause, (b) his death or total disability, (c) an individual other than Mr. Raymond Plank or Mr. Farris becoming the Company’s chief executive officer, or (d) merger, acquisition or other “change-in-control” of the Company. The fifth and final vesting occurred on January 1, 2008, and these provisions were not triggered.

(4)	In addition to the foregoing, the Company has established an income continuance plan. The plan provides that all officers of the Company, including the Named Executive Officers, and all employees who have either reached the age of 40, served the Company for more than ten years, or have been designated for participation based upon special skills or experience, will receive monthly payments approximating their monthly income and continued health and life benefits from the Company for up to two years, if their employment is terminated as a result of a “change in control” of the Company (as defined in the plan).

(5)	Although there are no written or unwritten contracts, agreements, plans, arrangements, or obligations in place for termination without cause, the Company has, from time to time, paid executive level positions up to two times base salary and benefits continuation for two years. Decisions by the Company to pay termination benefits, and in what amounts, are determined on an individual case basis and not as a matter of policy.

Payments Made Upon Death or Disability

In the event of death for Mr. Farris, Mr. Roger Plank, Mr. Crum, or Mr. Eichler, in addition to the benefits listed above in that category, payments will also be made under the Company’s life insurance plan and, in the event of disability, these executive officers would benefit under the company’s disability insurance plan.

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

Frederick M. Bohen, John A. Kocur, A. D. Frazier, Jr. and George D. Lawrence served on the Management Development and Compensation (“MD&C”) Committee of the Company’s board of directors for all of 2007.

Mr. Kocur, a member of the MD&C Committee since September 1991 and a director of the Company since 1977, retired as an executive officer in June 1991. Pursuant to the terms of an employment agreement in place at the time of his retirement, Mr. Kocur receives health, dental and vision benefits.

Mr. Lawrence, a member of the MD&C Committee since May 1997, is the former president and chief executive officer of The Phoenix Resource Companies, Inc. (“Phoenix”). Mr. Lawrence joined the Company’s board of directors in May 1996, in conjunction with the Company’s acquisition of Phoenix by a merger on May 20, 1996, through which Phoenix became a wholly-owned subsidiary of Apache. Pursuant to the terms of his employment agreement with Phoenix, Mr. Lawrence received medical and dental benefits through December 1997. Since that time, he has purchased medical and dental coverage through the Company at full cost.

CERTAIN BUSINESS RELATIONSHIPS AND TRANSACTIONS

The Company’s board of directors has adopted a code of business conduct, which prohibits conflicts of interest between a director, officer or employee and the Company. The code requires directors, officers and employees to inform the Company of any transaction that involves related parties and that may give rise to a conflict of interest. Pursuant to its charter, the CG&N Committee reviews related party transactions on an ongoing basis to prevent conflicts of interest. The CG&N Committee reviews a transaction in light of the affiliations of the director, officer or employee and the affiliations of such person’s immediate family. Transactions are presented to the CG&N Committee for approval before they are entered into or, if this is not possible, for ratification after the transaction has occurred. If the CG&N Committee finds that a conflict of interest exists, then it will determine the appropriate remedial action, if any. The CG&N Committee approves or ratifies a transaction if it determines that the transaction is consistent with the best interests of the Company. The determination of the CG&N Committee is documented in the committee’s minutes. The board of directors reviews transactions to determine whether a transaction impairs the independence of a director and such determination is documented in the board’s minutes.

Oil and Gas Activities

F. H. Merelli, a member of Apache’s board of directors, is chairman of the board, chief executive officer and president of Cimarex Energy Co. (“Cimarex”). In the ordinary course of business, Cimarex paid to Apache during 2007 approximately $11,265,000 for Cimarex’s proportionate share of drilling and workover costs, mineral interests, and routine expenses relating to oil and gas wells in which Cimarex owns interests and of which Apache is the operator. Cimarex was paid approximately $5,306,000 directly by Apache or related entities for its proportionate share of revenues from wells in which Cimarex owns an interest and of which Apache is the operator. Apache paid to Cimarex approximately $997,000 during 2007 for Apache’s proportionate share of drilling and workover costs, mineral interests, and routine expenses relating to oil and gas wells in which Apache owns interests and Cimarex is the operator. Apache was paid approximately $2,789,000 directly by Cimarex for its proportionate share of revenues from wells in which Apache owns an interest and of which Cimarex is operator. These transactions were not material to Apache or Cimarex.

Philanthropic Activities

Since the Company was established in 1954, Apache and its employees have been committed to giving back to their communities, with special emphasis in three areas — education, the arts, and the environment. To fulfill this commitment, Apache initiated three independent non-profits — Springboard — Educating the Future, which funds and builds schools for girls in Egypt’s rural villages; The Fund for Teachers, which provides grants to fund professional development for pre-kindergarten through high school teachers; and Ucross Foundation, which provides artists with opportunities to pursue their creative work in a unique Wyoming setting, and engages in conservation and holistic ranching programs. In addition, Apache Foundation, a charitable subsidiary of Apache, is delivering on Apache’s environmental commitment by supporting tree plantings and other nature-friendly initiatives — including operation of Ucross Foundation’s conservation and ranching programs - and other charitable causes.

During 2007, Apache and its subsidiaries made donations of $174,000 in cash, property and services to Springboard — Educating the Future (“Springboard”), a U.S. based non-profit organization initiated by Apache. With financial and operational support from Apache, its employees, officers, and directors; generous individuals; and other corporations, Springboard has funded and constructed 200 schools for Egyptian girls who have limited educational opportunities in the rural villages where they reside. Apache launched this effort as a part of its commitment to improving living standards in Egypt, one of the Company’s core operating regions. At the request of Apache, George D. Lawrence, a director of Apache, serves as the non-paid, non-executive chairman of the board of Springboard, and Rodney J. Eichler, an executive vice president of the Company, serves as the non-paid president and a director of Springboard.

Apache and several of its officers and directors established the Ucross Foundation in 1981 as a non-profit organization whose primary objectives include the preservation of historic buildings, pursuit of holistic ranching practices and conservation, and the maintenance of an artists-in-residence program for writers and other artists. Since that time, the artists-in-residence program has provided a venue for more than 1,300 artists, writers, and composers, including winners of the Pulitzer Prize, the Tony Award, the National Book Award in poetry, and the Whiting Writing Awards. In 2005, the Ucross Foundation decided to focus its energies and financial resources on the artists-in-residence program. Apache Foundation agreed to operate the Ucross Foundation’s conservation and holistic ranching programs and, in December 2005, entered into a 30-year lease with Ucross Foundation, for the use of Ucross Foundation’s ranch property. The annual consideration for the lease is $110,000, indexed for inflation, plus payment of certain other expenses related to the ranch property. Apache and its subsidiaries made donations of $21,000, in cash, property and services, to Ucross Foundation in 2007, and paid an additional $716 for food, lodging, and other expenses incurred for executive and board meetings held at Ucross Foundation’s facilities. An Apache subsidiary also paid $35,000 to Ucross Foundation during 2007 for the lease of land and other services. To help ensure the continuity of Ucross Foundation and its charitable purposes, in February 2004, Apache’s board of directors approved a conditional charitable contribution of $10 million to be made to Ucross Foundation in the event of a change of control of Apache, as defined in its income continuance plan. During 2007, George D. Lawrence, a director of Apache, also served as the non-paid, non-executive chairman of the board of trustees of Ucross Foundation. Raymond Plank, chairman of Apache’s board of directors, G. Steven Farris, a director and officer of Apache, and Roger B. Plank, an officer of Apache, are each non-paid trustees of Ucross Foundation.

During 2007, Apache and its subsidiaries made donations of $1,481,000 in cash, property, and services, to The Fund for Teachers: A Foundation to Recognize, Stimulate and Enhance (“Fund for Teachers”), a Texas non-profit corporation. Fund for Teachers seeks to provide resources directly to teachers to support learning experiences of their own design to increase their effectiveness with students. At the request of Apache, Frederick M. Bohen, a director of Apache, serves as the non-paid, non-executive chairman of the board of Fund for Teachers, and Patricia Albjerg Graham, a director of Apache, is a non-paid director of Fund for Teachers. Raymond Plank, chairman of Apache’s board of directors, is the founder and a director of Fund for Teachers. G. Steven Farris, a director and officer of Apache, is a director of Fund for Teachers.

From time to time, Apache and its subsidiaries retain Piney Creek Construction, an established firm in Buffalo, Wyoming, for management of construction projects undertaken by Apache subsidiaries. During 2007, Apache and its subsidiaries, including Apache Foundation, paid $107,000 to Piney Creek Construction for the management of construction projects in Wyoming. Piney Creek Construction is owned by Michael R. Plank, son of Raymond Plank, chairman of Apache’s board of directors, and brother of Roger B. Plank, an officer of Apache.

CONSIDERATION OF STOCKHOLDER PROPOSAL

The proponent of the following stockholder proposal has stated that they intend to present such proposal at the annual meeting. In accordance with federal securities regulations, we have included the stockholder proposal and supporting statement exactly as submitted by the proponent. The Company is not responsible for the content of the stockholder proposal or the supporting statement. The board of directors has recommended a vote AGAINST the proposal for the reasons set forth below.

Proposal — Reimbursement of Proxy Expenses (Item No. 5 on Proxy Card)

The following proposal has been resubmitted by the American Federation of State, County and Municipal Employees (“AFSCME” or the “Union”) on behalf of the AFSCME Employee Pension Plan. The proponent states that it holds 2,174 shares of the Company’s common stock (0.00065 percent of the shares issued and outstanding as of February 29, 2008). The proponent’s address is 1625 L Street, N.W., Washington, D.C. 20036-5687.

“RESOLVED, that pursuant to section 109 of the Delaware General Corporation Law and Article XIII section 1 of the bylaws of Apache Corporation (“Apache”), stockholders of Apache hereby amend the bylaws to add the following Section 22 to Article V.”

“The board of directors shall cause the corporation to reimburse a stockholder or group of stockholders (together, the “Nominator”) for reasonable expenses (“Expenses”) incurred in connection with nominating one or more candidates in a contested election of directors to the corporation’s board of directors, including, without limitation, printing, mailing, legal, solicitation, travel, advertising and public relations expenses, so long as (a) the election of fewer than 50% of the directors to be elected is contested in the election, (b) one or more candidates nominated by the Nominator are elected to the corporation’s board of directors, (c) stockholders are not permitted to cumulate their votes for directors, and (d) the election occurred, and the Expenses were incurred, after this bylaw’s adoption. The amount paid to a Nominator under this bylaw in respect of a contested election shall not exceed the amount expended by the corporation in connection with such election.”

SUPPORTING STATEMENT

“In our opinion, the power of stockholders to elect directors is the most important mechanism for ensuring that corporations are managed in stockholders’ interests. Some corporate law scholars posit that this power is supposed to act as a safety valve that justifies giving the board substantial discretion to manage the corporation’s business and affairs.”

“The safety valve is ineffective, however, unless there is a meaningful threat of director replacement. We do not believe such a threat currently exists at most U.S. public companies, including Apache. Harvard Law School professor Lucian Bebchuk has estimated that there were only about 80 contested elections at U.S. public companies from 1996 through 2002 that did not seek to change control of the corporation.”

“The unavailability of reimbursement for director election campaign expenses for so-called “short slates” — slates of director candidates that would not comprise a majority of the board, if elected — contributes to the scarcity of such contests. (Because the board approves payment of such expenses, as a practical matter they are reimbursed only when a majority of directors have been elected in a contest.) The proposed bylaw would provide reimbursement for reasonable expenses incurred in successful short slate efforts — but not contests aimed at changing control by ousting a majority or more of the board — with success defined as the election of at least one member of the short slate.

“The bylaw would also cap reimbursable expenses at the amount expended by the company on the contested election. We believe that the amount spent by a dissident stockholder or group will rarely exceed the amount spent by the company, but the cap ensures that the availability of reimbursement does not create an incentive for wasteful spending.”

“We urge stockholders to vote for this proposal.”

The Company’s board of directors unanimously recommends that you vote “AGAINST” this proposal for the following reasons:

This proposal was made by the same stockholder proponent last year and received only 11.3 percent of the vote in favor of the proposal. The stated purpose of the proposal is to encourage proxy contests by requiring all of our stockholders to bear the expense of any one stockholder who seeks to elect candidates of its own choosing to the board, permitting campaigns by minority stockholders (at no cost to them) to seat special interest candidates. The proposal asks the board to adopt a standard for reimbursing proxy solicitation expenses that is inconsistent with Delaware law and that would cause the Company’s board of directors to abdicate its fiduciary responsibility to determine whether insurgents should be reimbursed for such expenses.

The Company’s board of directors is charged with choosing director nominees that represent the interests of all stockholders, and it chooses candidates who will promote long-term stockholder value for all. The board of directors has been highly successful in this role, with Apache achieving consistent strong growth in operating results. Individual stockholders are not bound by the fiduciary duties that require directors to nominate director candidates who will serve all of our stockholders and pursue Apache’s best interests. Individual stockholders may pursue their own personal interests and are free to nominate director candidates without regard to whether those candidates are committed to the long-term best interests of other stockholders. To impose upon Apache the obligation to pay for the campaigns of opposition candidates, regardless of their fitness or suitability, would not represent good governance and would do little to further our business strategies.

The board of directors also disagrees with the apparent premise underlying the proposal: that proxy contests designed to elect representatives of particular constituencies are a good thing for the Company, its stockholders, employees, and other stakeholders. To the contrary, proxy contests of this type can lead to a balkanized board of directors where competing factions make it difficult for a company to pursue a successful business model. The board of directors believes that the best results for stockholders are obtained when directors act together constructively and collegially to create stockholder value.

The board of directors is also concerned that encouraging proxy contests may deter capable men and women from agreeing to join the board. Through the Corporate Governance and Nominating Committee, the board of directors considers persons suggested by stockholders and others as potential directors. The board of directors believes that some attractive director candidates would not be interested in standing for election to the board of directors if they believe that the nominating process will give rise to frequent proxy contests. Hence, adoption of the proposal could impair our ability to attract accomplished candidates to serve Apache as directors.

For the reasons set forth above, the board of directors believes that the proposal will not serve the best interests of the Company and its stockholders.

THE COMPANY’S BOARD OF DIRECTORS, THEREFORE, UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” THE UNION’S PROPOSAL.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Policy for Approval of Audit, Audit-Related and Permitted Non-Audit Services

All audit, audit-related, and tax services were pre-approved by the Audit Committee, which concluded that the provision of such services by Ernst & Young LLP was compatible with that firm’s independence in the conduct of its auditing functions. The Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy provides for pre-approval of specifically described audit, audit-related, tax services, and permissible non-audit services. The policy authorizes the Audit Committee to delegate its pre-approval authority to one or more of its members.

Auditor Fees and Services

Ernst & Young was the Company’s independent registered public accounting firm for the fiscal year 2007. Representatives of Ernst & Young will be present at the annual meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions regarding Apache business.

Ernst & Young’s audit report on Apache’s consolidated financial statements as of and for the fiscal year ended December 31, 2007 did not contain any adverse opinion or disclaimer of opinion, and it was not qualified or modified as to uncertainty or audit scope; however, it was modified for the adoption of new accounting principles.

During Apache’s most recent fiscal year ended December 31, 2007, and through the filing date of this proxy statement, there were no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Ernst & Young’s satisfaction, would have caused Ernst & Young to make reference to the subject matter of the disagreement in connection with their report; and there were no reportable events, as described in Item 304 (a) (1) (v) of Regulation S-K.

During 2007 and 2006, Ernst & Young provided various services to Apache. The aggregate fees for each of the following types of services are set forth below:

Description	Amounts (in thousands)
	2007	2006
Audit Services(1)	$5,013	$4,823

Audit-Related Services(2)	$293	$280

Tax Services(3)	$1,426	$649

All Other Services(4)	$0	$0

(1)	Audit Services include the annual financial statement audit (including required quarterly reviews), subsidiary audits, and other procedures required to be performed by the independent auditor to be able to form an opinion on the Company’s consolidated financial statements. These other procedures include information systems and procedural reviews and testing performed in order to understand and place reliance on the systems of internal control, and consultations relating to the audit or quarterly reviews.

(2)	Audit-Related Services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent auditor. Audit-related services include, among other things, due diligence services pertaining to potential business acquisitions/dispositions; accounting consultations related to accounting, financial reporting or disclosure matters not classified as “Audit Services”, assistance with understanding and implementing new accounting and financial reporting guidance

(footnotes continued on following page)

from rulemaking authorities; financial audits of employee benefit plans; agreed upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters; and assistance with internal control reporting requirements.

(3)	Tax Services include tax return preparation assistance, tax planning, tax-related and structuring-related consultation, and tax-related acquisition due diligence.

(4)	All Other Services are fees for products and services other than those in the three categories above.

The Audit Committee of the Company’s board of directors reviews summaries of the services provided by Ernst & Young and the related fees, and has taken into consideration whether the provision of non-audit services by Ernst & Young is compatible with maintaining auditor independence.

FUTURE STOCKHOLDER PROPOSALS

Stockholders are entitled to submit proposals on matters appropriate for stockholder action consistent with regulations of the SEC and the Company’s bylaws. Should a stockholder wish to have a proposal appear in the Company’s proxy statement for next year’s annual meeting, under the regulations of the SEC, it must be received by the Company’s corporate secretary (at 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400) on or before November 30, 2008.

SOLICITATION OF PROXIES

Solicitation of proxies for use at the annual meeting may be made in person or by mail or telephone, by directors, officers and regular employees of the Company. These persons will receive no special compensation for any solicitation activities. The Company has requested banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of the Company’s common stock for whom they are record holder, and the Company will, upon request, reimburse reasonable forwarding expenses. The Company has retained Georgeson Inc. to assist in soliciting proxies from brokers, bank nominees, and other institutional holders for a fee not to exceed $12,000 plus expenses. All costs of the solicitation will be borne by the Company.

By order of the Board of Directors

APACHE CORPORATION

C. L. Peper
Corporate Secretary

NOTE: Stockholders are requested to promptly vote their shares using one of the methods explained on pages 1 and 2 of this proxy statement.

Annex A

GOVERNANCE PRINCIPLES

The following principles have been recommended by the Corporate Governance and Nominating Committee (the “CG&N Committee”) of the board of directors of Apache Corporation (the “Company”) and have been approved by the board of directors of the Company and, along with the certificate of incorporation, bylaws, committee charters, and key policies and practices of the board of directors and its committees, provide the framework for the governance of the Company. The board of directors recognizes that there is an on-going and energetic debate about corporate governance, and it will review these principles and other aspects of the Company’s governance, as it deems necessary from time to time. These Governance Principles will be posted on the Company’s web site and will be mailed to stockholders upon written request.

Role of the Board of Directors and Management

The Company’s business is conducted by its employees, managers, and officers, under the direction of the chief executive officer (“CEO”) and the oversight of the board of directors, to enhance the long-term value of the Company for its stockholders. The board of directors is elected by the stockholders to oversee management and to assure that the long-term interests of the stockholders are being served. Both the board of directors and management recognize that the long-term interests of stockholders are advanced by responsibly addressing the concerns of other stakeholders and interested parties including employees, customers, suppliers, government officials, and the public at large.

Functions of the Board of Directors

The board of directors will hold at least four regularly scheduled meetings a year at which it will review and discuss reports by management on the performance of the Company, its plans and prospects, as well as immediate issues facing the Company. To the extent practicable, the appropriate officers of the Company will provide the directors with relevant materials in advance of each board meeting. The standing committees of the board, described below, will meet on such schedule as the members of the committees deem appropriate. Directors are expected to attend all scheduled meetings of the board of directors and all scheduled meetings of any committee of which they are a member and to review the applicable meeting materials in advance of the meeting. In addition to its general oversight of management, the board also performs a number of specific functions, including:

a. selecting, evaluating, and compensating the CEO and overseeing CEO succession planning;

b. providing counsel and oversight on the selection, evaluation, development, and compensation of senior management;

c. reviewing, approving, and monitoring fundamental financial and business strategies and major corporate actions;

d. assessing major risks facing the Company and reviewing options for their mitigation; and

e. ensuring processes are in place for maintaining the integrity of the Company and its financial statements and reporting, ensuring the Company’s compliance with law, and providing for the Company’s ethical conduct in its relationships with customers, suppliers, government officials, employees, stockholders, and other stakeholders.

Qualifications of Board Members

Directors should possess the highest personal and professional ethics, integrity, and values, and be committed to representing the long-term interests of the Company’s stockholders. The CG&N Committee is responsible for recommending to the board of directors policies and principles for the qualification and selection of nominees to the board of directors. Nominees for election to the board of directors shall be selected by the CG&N Committee and approved by the full board of directors.

Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the board for an extended period of time. If a significant change in the personal circumstances, including a change in his or her principal job responsibilities, of a director should occur, the director shall immediately notify the CG&N Committee to permit the CG&N Committee to review the appropriateness of the director’s continued service on the board of directors or on any committee of the board of directors, and the CG&N Committee shall present its recommendations to the full board of directors for its consideration and action.

Directors of the Company who also serve as CEOs or in equivalent positions should not serve on more than two boards of directors of public companies in addition to the Company’s board of directors, and other Company directors should not serve on more than four other boards of directors of public companies in addition to the Company’s board of directors.

The board does not believe that arbitrary term limits on directors’ service or a mandatory retirement age are appropriate. Directors who have served on the board of directors for an extended period of time are able to provide valuable insight into the operations and future of the Company, based on their experience with and understanding of the Company’s history and objectives. The board of directors believes that the annual reviews of the directors, described below, as well as evolving standards of board membership will provide a more effective means of ensuring a proper evaluation of the continuation of service by individual directors.

Independence of Directors

At least a majority of the directors will be independent directors pursuant to the standards for director independence established by applicable laws, rules, and listing standards, including, without limitation, the standards for independent directors established by the New York Stock Exchange, NASDAQ, and the Securities and Exchange Commission. Annually, in time for disclosure in the proxy statement for the annual meeting of stockholders, the board of directors will make affirmative determinations that each director who is considered to be independent does meet the applicable standard of independence.

Size of Board and Selection Process

The board of directors has determined that the number of directors should be no less than nine and no more than fifteen. Under the Company’s restated certificate of incorporation, the directors have been divided into three classes for election at the annual meetings of the stockholders of the Company and serve three-year terms. The board of directors will propose a slate of nominees to the stockholders for election to the board. Between annual stockholders meetings, the board of directors may elect directors to fill a vacancy on the board of directors (including a vacancy created by an increase in the number of directors) to serve until the next annual meeting.

Board Committees

The board has established the following committees to assist the board in discharging its responsibilities: (i) the Audit Committee; (ii) Management Development and Compensation Committee (“MD&C Committee”) (with a Stock Option Plan Subcommittee); (iii) the CG&N Committee; and (iv) the Executive Committee. The current charters and key practices of the Audit Committee, MD&C Committee, and the CG&N Committee are published on the Company’s web site, and will be mailed to stockholders upon written request to the corporate secretary of the Company. In addition to any formal reports submitted to the board of directors, the committee chairs shall report the highlights of their meetings to the full board following each meeting of their respective committees.

Independence of Committee Members

In addition to the requirement that a majority of the members of the board of directors satisfy applicable independence standards, discussed above, all members of the Audit Committee, the MD&C Committee, and the CG&N Committee shall be independent. In addition, all members of the Audit Committee must also satisfy any additional independence requirements provided by applicable laws, regulations, and listing standards, including, without limitation, restrictions on compensation to be received by Audit Committee members.

Meetings of Independent Directors

The independent directors shall hold regularly scheduled executive meetings as often as they determine appropriate, but in any event at least twice each year. The presiding director for each executive meeting shall rotate through the independent directors in alphabetical order, and the presiding director shall act as the chair of the executive meeting. The Company’s corporate secretary shall act as secretary of the executive meetings, unless the independent directors shall otherwise direct.

Self-Evaluation

The board of directors and each committee shall conduct an annual self-evaluation to determine whether members believe the board of directors or the committee is functioning properly. The CG&N Committee shall develop policies and procedures for these evaluations and shall annually report the results of these evaluations to the board of directors. The results of the evaluations shall be discussed by the board of directors at the first meeting of the board of directors after the end of each fiscal year with a particular focus on those areas where the board of directors or management believe the board of directors or a committee needs to make improvements or changes.

Ethics and Conflicts of Interest

Each director, executive officer, and employee of the Company shall comply with the requirements of the Company’s Code of Business Conduct, which is available on the Company’s web site.

Reporting of Concerns to Independent Directors

Anyone who has concerns about the Company may communicate those concerns to the independent directors. Such communication should be mailed to the Company’s corporate secretary, who will forward such communications to the independent directors.

Compensation of the Board Members

The form and amount of director compensation will be determined by the board of directors with input and advice from the MD&C Committee. In setting the directors’ compensation, the board of directors will consider that directors’ independence may be jeopardized if director compensation and perquisites exceed customary levels, if the director receives compensation from a charity or serves as an executive officer of a charity to which the Company makes substantial charitable contributions, or if the Company enters into consulting contracts with (or provides other indirect forms of compensation to) a director or an organization with which the director is affiliated. The board of directors believes that all directors should own equity in the Company.

Succession Plan

Following the receipt of the recommendations of the MD&C Committee, the board of directors shall approve and maintain a succession plan for the CEO.

Annual Compensation Review of Senior Management

The MD&C Committee shall annually approve the goals and objectives for compensating the Chairman of the Board and the CEO. The MD&C Committee shall evaluate the performance of the Chairman of the Board and the CEO in light of these goals and recommend the Chairman of the Board’s and the CEO’s salary, bonus, and other incentive and equity compensation for approval by the independent directors on the board of directors. The MD&C Committee shall also assist the Chairman of the Board, the CEO, and the board of directors in evaluating and approving the compensation structure for the Company’s other executive officers.

Director Access to Officers, Employees, and Independent Advisors

Directors shall have full and free access to the executive officers of the Company. The directors will use their judgment to ensure that any such contact is not disruptive to the business operations of the Company.

The board of directors expects regular attendance and participation at each board meeting by the senior officers of the Company.

The board of directors and, to the extent required by law, regulation, or listing standard, all committees, shall have the power to hire, and determine the terms of employment for, independent legal, financial, or other advisors as they may deem necessary, without consulting or obtaining the approval of any officer of the Company.

Director Orientation and Continuing Education

All new directors must participate in an orientation program that should be conducted as soon as reasonably practicable after each new director’s election. This orientation should include presentations or material prepared by senior management and employees of the Company to familiarize new directors with the Company’s strategic plans, its significant financial, accounting, and risk management issues, its compliance programs, its Code of Business Conduct, its principal officers, and its internal and independent auditors. All other directors should also be invited to attend the program. The board of directors will also consider whether or not continuing education for all directors may be warranted. The Company will pay the expenses for a director’s participation in continuing education programs approved by the CG&N Committee.

Limitation

These Guidelines are not intended to, and do not, create any legal or fiduciary duties or other responsibilities or form the basis for a claim of breach of fiduciary duty or potential liability. These Guidelines are subject to modification and interpretation of the board. These guidelines do not modify the Company’s bylaws and are subject to the Company’s bylaws and certificate of incorporation.

NOTICE OF ANNUAL MEETING

OF STOCKHOLDERS

MAY 8, 2008

AND PROXY STATEMENT

One Post Oak Central

2000 Post Oak Boulevard, Suite 100

Houston, Texas 77056-4400

Printed on recycled paper

APACHE CORPORATION
ANNUAL MEETING OF STOCKHOLDERS
Thursday, May 8, 2008
10:00 a.m.
Hilton Houston Post Oak
2001 Post Oak Boulevard
Houston, Texas
Important Notice Regarding Internet Availability of Proxy Materials for this Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at
http://www.apachecorp.com/APA_Investor_Center/Financial_Reports/

APACHE CORPORATION - 2008 PROXY
This proxy is solicited on behalf of the board of directors
for use at the Annual Meeting on May 8, 2008
By signing this proxy, you revoke all prior proxies and appoint Eugene C. Fiedorek, George D. Lawrence, and Charles J. Pitman as Proxies, with full power of substitution, and authorize them to represent the undersigned at the annual meeting of stockholders to be held May 8, 2008, or any adjournment thereof, and to vote all the shares of common stock of Apache Corporation held of record by the undersigned on March 19, 2008.
This Proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS AND “AGAINST” THE STOCKHOLDER PROPOSAL.
For participants in the Apache 401(k) Savings Plan, this proxy, when properly executed, will be voted in the manner directed by the undersigned. If no direction is given, if the card is not signed, or if the card is not received by May 6, 2008, the shares credited to your account will be voted in proportion to directions received by Fidelity, the plan trustee.
See reverse side for voting instructions

COMPANY #
There are three ways to vote your Proxy
Your internet or telephone vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Internet and telephone voting are QUICK, EASY and IMMEDIATE.
1. VOTE BY INTERNET – www.eproxy.com/apa/      2. VOTE BY TELEPHONE – TOLL FREE – 1-800-560-1965
•	Use the internet or any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 noon (central time) on May 7, 2008.
•	Please have available your proxy card and the last 4-digits of your U.S. Social Security Number or the Tax Identification Number for this account.
•	Follow the simple instructions provided.
3. IF YOU CHOOSE INSTEAD TO VOTE BY MAIL:
Mark, sign, and date your proxy card and return it in the postage-paid envelope provided or return it to Apache Corporation, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.
If you vote by Internet or Telephone, please do not mail your Proxy Card
The Board of Directors Recommends a Vote FOR Items 1 through 4.
Items 1 - 4. Election of directors – director nominees:

01	G. Steven Farris	For	Against	Abstain
02	Randolph M. Ferlic	For	Against	Abstain
03	A. D. Frazier, Jr.	For	Against	Abstain
04	John A. Kocur	For	Against	Abstain
The Board of Directors Recommends a Vote AGAINST Item 5.

Item 5.	Stockholder proposal concerning reimbursement of	For	Against	Abstain
proxy expenses

Item 6.	The Proxies are authorized to vote in their best judgment upon such other business as may properly come before the meeting or any adjournment thereof.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1 through 4, and AGAINST ITEM 5.

Address Change? Mark Box	Date
Indicate change below:

Signature(s) In Box

Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc. should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.